Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

among:

APPLIED MATERIALS, INC.,

a Delaware corporation;

JUPITER ACQUISITION SUB, INC.,

a Montana corporation; and

SEMITOOL, INC.,

a Montana corporation

Dated as of November 16, 2009

i

3.27	Fairness Opinion	38
3.28	Financial Advisor	38
3.29	Information Supplied	39

Section 4.	Representations and Warranties of Parent and Acquisition Sub	39

4.1	Valid Existence	39
4.2	Authority; Binding Nature of Agreement	39
4.3	Non-Contravention	39
4.4	Information Supplied	40
4.5	Consents	40
4.6	Ownership of Company Common Stock	40
4.7	Financial Advisors	40
4.8	Funds	40

Section 5.	Certain Covenants of the Company	41

5.1	Access and Investigation	41
5.2	Operation of the Company’s Business	42
5.3	No Solicitation	45

Section 6.	Additional Covenants of the Parties	48

6.1	Shareholder Approval; Proxy Statement	48
6.2	Regulatory Approvals	49
6.3	Employee Benefits	50
6.4	Indemnification of Officers and Directors	51
6.5	Public Announcement	52
6.6	Shareholder Litigation	52
6.7	Section 16 Matters	52
6.8	Resignation of Officers and Directors	52
6.9	Rule 14d-10 Matters	52
6.10	Delisting	53

Section 7.	Conditions Precedent to the Merger	53

7.1	Shareholder Approval	53
7.2	No Restraints	53
7.3	Consummation of Offer	53

Section 8.	Termination	53

8.1	Termination	53
8.2	Effect of Termination	55
8.3	Expenses; Termination Fees	56

Section 9.	Miscellaneous Provisions	58

9.1	Amendment	58
9.2	Waiver	58
9.3	No Survival of Representations and Warranties	58
9.4	Entire Agreement; Counterparts	58
9.5	Applicable Law; Jurisdiction; Waiver of Jury Trial	58

9.6	Disclosure Schedule	59
9.7	Attorneys’ Fees	59
9.8	Assignability	59
9.9	Notices	59
9.10	Cooperation	60
9.11	Severability	61
9.12	Enforcement	61
9.13	Construction	61

EXHIBITS

Exhibit A    -    Certain Definitions

Exhibit B    -    Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 16, 2009, by and among: APPLIED MATERIALS, INC., a Delaware corporation (“Parent”); JUPITER ACQUISITION SUB, INC., a Montana corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and SEMITOOL, INC., a Montana corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of the contemplated acquisition of the Company by Parent, it is proposed: (a) that Acquisition Sub make a cash tender offer (such cash tender offer, as it may be amended from time to time, being referred to in this Agreement as the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock at a price of $11.00 per share, net to the seller in cash, without interest thereon and subject to any required Tax withholding (such dollar amount, or any different dollar amount per share paid pursuant to the Offer, being referred to in this Agreement as the “Offer Price”); and (b) that, after acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub merge with the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub with the Company being referred to in this Agreement as the “Merger”).

C. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement certain shareholders of the Company are executing and delivering tender and voting agreements in favor of Parent and Acquisition Sub (the “Shareholder Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. THE OFFER

1.1 Conduct of the Offer.

(a) Subject to the proviso contained in the following sentence, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement. Without limiting the preceding sentence, if the Company: (i) shall have fully cooperated with Parent in connection with the Offer and the preparation of the Offer Documents (as defined in Section 1.1(e)), including by promptly providing to Parent any comments regarding the Offer Documents from the advisors to the Company; and (ii) shall be prepared to file with the SEC, and to disseminate to holders of Company Common Stock, the Schedule 14D-9 (as defined in Section 1.2(b)) on the date Parent files the Offer Documents with the SEC, then Parent shall cause Acquisition Sub to, and Acquisition Sub shall, commence the Offer within seven business days after the date of this Agreement; provided, however, that Acquisition Sub shall not be required to commence the Offer if (i) any of the conditions set forth in clauses “(a),” “(b),” “(c),” “(g),” “(h),” “(i),” “(j),” “(k)”, “(l),” “(m)” and “(n)” of Exhibit B shall not be satisfied, or (ii) the Company shall not be prepared to file immediately with the SEC, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9. (The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”)

(b) The obligation of Acquisition Sub (and the obligation of Parent to cause Acquisition Sub) to accept for payment, and pay for, shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to the satisfaction or (if permitted) waiver of: (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock that, together with any shares of Company Common Stock owned by Parent or Acquisition Sub immediately prior to the Acceptance Time, represents more than 66 2/3% of the Adjusted Outstanding Share Number (as defined below); and (ii) the other conditions set forth in Exhibit B. (The Minimum Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions.”) For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of: (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time; plus (B) an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the conversion, exchange or exercise, as applicable, of all options, warrants and other rights to acquire, or securities convertible into or exchangeable for, Company Common Stock that are outstanding immediately prior to the Acceptance Time and that are vested or that will be vested immediately after such time (other than potential (but not actual) dilution attributable to the Top-Up Option).

(c) Acquisition Sub expressly reserves the right, in its sole discretion to: (i) increase the Offer Price; and (ii) waive any Offer Condition or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that: (1) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer; (2) decreases the Offer Price or the number of shares of Company Common Stock sought to be purchased by Acquisition Sub in the Offer; (3) imposes conditions to the Offer in addition to the Offer Conditions; or (4) except as provided in Section 1.1(d), extends the expiration date of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to: (x) accept for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Acquisition Sub is permitted to do so under applicable Legal Requirements; and (y) pay the Offer Price in exchange for each share of Company Common Stock accepted for payment pursuant to the Offer.

(d) The Offer shall initially be scheduled to expire 20 business days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date”; such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension (but no later than the Outside Date), to permit such Offer Condition to be satisfied; (ii) Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period required by any rule or regulation of the SEC applicable to the Offer; and (iii) Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (unless Parent has become the owner, directly or indirectly, of 80% or more of the outstanding shares of Company Common Stock). Subject to the parties’ respective termination rights under Section 8.1, if: (A) each of the Offer Conditions set forth in clauses “(a),” “(b),” “(c),” “(g),” “(h),” “(i),” “(j),” “(k),” “(l),” “(m)” and “(n)” of Exhibit B is satisfied or has been waived as of the scheduled Expiration

Date, or Acquisition Sub reasonably determines that all of such Offer Conditions are likely to be satisfied within 15 business days after such date; and (B) any of the other Offer Conditions is not satisfied and has not been waived on such date, then, to the extent requested in writing by the Company no less than two business days prior to such date, Acquisition Sub shall extend the Offer beyond such date for an additional period of up to 20 business days, provided that in no event shall Acquisition Sub be required to extend the Offer to a date later than the Outside Date.

(e) On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) with respect to the Offer, which shall be in compliance in all material respects with all applicable provisions of and regulations under the Exchange Act and other Legal Requirements, and which shall contain or incorporate by reference: (A) Acquisition Sub’s offer to purchase shares of Company Common Stock pursuant to the Offer (the “Offer to Purchase”); and (B) forms of the related letter of transmittal and summary advertisement; and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock. Parent and Acquisition Sub shall use commercially reasonable efforts to cause such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto (collectively, the “Offer Documents”) to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC. Parent and Acquisition Sub shall promptly provide the Company and its legal counsel with a copy or a description of any comments received by Parent, Acquisition Sub or their legal counsel from the SEC or its staff with respect to the Offer Documents. Each of Parent, Acquisition Sub and the Company: (1) shall use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer; and (2) to the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, shall use commercially reasonable efforts to correct promptly any information provided by it for use in the Offer Documents to the extent such information shall be or shall have become false or misleading in any material respect and Parent and Acquisition Sub shall take all steps reasonably necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Acquired Corporations and the Company’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e).

(f) If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price shall be appropriately adjusted.

1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer and represents and warrants to Parent and Acquisition Sub that the Company’s board of directors, at a meeting duly called and held, has by the unanimous vote of all directors of the Company: (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company’s shareholders; (ii) approved and adopted this Agreement and approved the Contemplated Transactions, including the Offer and the Merger, in accordance with the requirements of the Montana Business Corporation Act (“MBCA”);

(iii) declared the advisability of this Agreement; (iv) resolved to recommend that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock to Acquisition Sub pursuant to the Offer and, to the extent required to consummate the Merger, approve this Agreement (the unanimous recommendation of the Company’s board of directors that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and approve this Agreement being referred to as the “Company Board Recommendation”); (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or similar restriction set forth in any state takeover law or other Legal Requirement that might otherwise apply to the Shareholder Agreements, the Offer, the Merger or any of the other Contemplated Transactions; and (vi) directed that the approval of this Agreement be submitted to the shareholders of the Company, as promptly as practicable after the Acceptance Time, if required to consummate the Merger under the MBCA. Subject to Section 5.3, the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents.

(b) Contemporaneously with the filing by Parent and Acquisition Sub of the Schedule TO, or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and the information required by Section 1.3(b) and, subject only to Section 5.3, shall reflect the Company Board Recommendation. The Company shall cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Legal Requirements. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9, and the Company shall respond promptly to any such comments. To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other Legal Requirements: (i) each of Parent, Acquisition Sub and the Company shall use commercially reasonable efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect; and (ii) the Company shall take all steps reasonably necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock. Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent, Acquisition Sub and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(b).

(c) The Company shall promptly provide to Parent: (i) a list of the Company’s shareholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date; and (ii) such additional information (including updated lists of shareholders, non-objecting beneficial owners, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger.

1.3 Directors.

(a) Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company’s board of directors, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company’s board of directors (giving effect to any increase in the size of the Company’s board of directors effected pursuant to this Section 1.3(a)); by (ii) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Acquisition Sub (including all shares of Company Common Stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of Company Common Stock then issued and outstanding (provided that, in no event shall Parent’s director designees constitute less than a majority of the entire board of directors of the Company). The Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company’s board of directors, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company’s board of directors. From and after the Acceptance Time, to the extent requested by Parent, the Company shall also use its commercially reasonable efforts to: (A) obtain and deliver to Parent the resignation of each individual who is an officer of any of the Acquired Corporations; and (B) cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on: (1) each committee of the Company’s board of directors; and (2) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the board of directors of the Company. Notwithstanding the provisions of this Section 1.3, the Company shall use commercially reasonable efforts to ensure that, at all times prior to the Effective Time, at least two of the members of the Company’s board of directors are individuals who were directors of the Company on the date of this Agreement (“Continuing Directors”); provided, however, that: (x) if at any time prior to the Effective Time there shall be only one Continuing Director serving as a director of the Company for any reason, then the Company’s board of directors shall cause an individual selected by the remaining Continuing Director to be appointed to serve on the Company’s board of directors (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement); and (y) if at any time prior to the Effective Time no Continuing Directors remain on the Company’s board of directors, then the Company’s board of directors shall appoint two individuals who are not officers, employees or Affiliates of the Company, Parent or Acquisition Sub to serve on the Company’s board of directors (and such individuals shall be deemed to be Continuing Directors for all purposes under this Agreement).

(b) In connection with the performance of its obligations to cause Parent’s designees to be elected or appointed to the Company’s board of directors, the Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder). The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Acquisition Sub, Parent or any Affiliate of Acquisition Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.

(c) Following the election or appointment of Parent’s designees to the Company’s board of directors pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any of the following actions of the Company (each, an “Adverse Action”), to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Company Common Stock (other than Parent or Acquisition Sub): (i) any action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Merger or the articles of incorporation or bylaws of the Company; (ii) any termination of this Agreement by the Company; or (iii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition Sub, or any waiver or assertion of any of the Company’s rights under this Agreement. The approval of any Adverse Action by a majority of the Continuing Directors shall constitute the valid authorization of the Company’s board of directors with respect to such Adverse Action, and no other action on the part of the Company or by any other director of the Company shall be required to authorize such Adverse Action.

1.4 Top-Up Option.

(a) The Company hereby grants to Parent and Acquisition Sub an assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of newly-issued, fully paid and non-assessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lesser of: (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Acquisition Sub at the time of exercise of the Top-Up Option, constitutes 80% of the number of shares of Company Common Stock that would be outstanding on a fully-diluted basis immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option; or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time at or after the Acceptance Time. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by Parent or Acquisition Sub, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent or Acquisition Sub shall deliver to the Company a notice setting forth: (i) the number of shares of Company Common Stock that Parent or Acquisition Sub intends to purchase pursuant to the Top-Up Option; (ii) the manner in which Parent or Acquisition Sub intends to pay the applicable exercise price; and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Acquisition Sub is to take place. The Company shall, as soon as practicable following receipt of such notice, notify Acquisition Sub of the number of shares of Company Common Stock then outstanding, the number of shares of Company Common Stock then outstanding on a fully-diluted basis and the number of Top-Up Shares. At the closing of the purchase of such shares of Company Common Stock, Parent or Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Acquisition Sub (as the case may be) a certificate representing such shares. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is effected pursuant to an exemption from registration under the Securities Act.

Section 2. THE MERGER

2.1 Merger of Acquisition Sub into the Company. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MBCA, Acquisition Sub shall be merged with the Company. Following the Merger, the surviving corporation in the Merger (the “Surviving Corporation”) shall continue to exist, and the separate corporate existence of the other party to the Merger shall cease.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 35-1-817 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1950 University Avenue, Suite 500, East Palo Alto, California, at 10:00 a.m. on a date (the “Closing Date”), which shall be no later than the second business day after the satisfaction or (to the extent permitted by applicable Legal Requirements) waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Legal Requirements) waiver of those conditions), or at such other place, time and date as shall be agreed in writing by the parties. Subject to the provisions of this Agreement, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated by: (a) causing Articles of Merger (“Articles of Merger”) to be delivered for filing in accordance with Section 35-1-816 of the MBCA to the Secretary of State of the State of Montana on the Closing Date; and (b) making all other filings and recordings required under the MBCA. The Merger shall become effective upon the date and time of the filing of such Articles of Merger, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in such Articles of Merger (the “Effective Time”).

2.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger at the Effective Time or immediately thereafter to conform to the Articles of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Semitool, Inc.” and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements;

(b) the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.5 Conversion of Shares; Company Options.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any shareholder of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock, whether vested or unvested, then outstanding shall be converted into the right to receive, in cash (upon the proper surrender of the certificate representing such share), an amount equal to the Offer Price (the “Merger Price”), without interest; and

(iv) each share of the common stock, $0.01 par value per share, of Acquisition Sub then outstanding shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) If, during the Pre-Closing Period, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Merger Price shall be appropriately adjusted.

(c) No Company Options, Company Restricted Stock Units or Company Restricted Stock shall be assumed by Parent. As soon as reasonably practicable following the date of this Agreement, the board of directors of the Company (or, if appropriate, any committee administering any Company Option Plan) shall adopt such resolutions, obtain such consents and take all other actions necessary so that upon the Acceptance Time, and without any consent on the part of the holder of any shares of Company Common Stock or any equity award under a Company Option Plan (whether payable in cash, equity or otherwise) and without any consent on the part of any other Person:

(i) each unexercised Company Option, whether vested or unvested, that is outstanding immediately prior to the Acceptance Time shall be canceled, with the holder of each such Company Option becoming entitled to receive a payment in cash, in consideration of such cancellation and in settlement therefor, in an amount equal to the product of: (A) the excess, if any, of: (1) the Merger Price; over (2) the exercise price per share of Company Common Stock subject to such Company Option; multiplied by (B) the total number of shares of Company Common Stock subject to the unexercised portion of such Company Option immediately prior to the Acceptance Time; provided, however, that if the exercise price per share of Company Common Stock under any such Company Option is equal or greater than the Merger Price, then such Company Option shall be cancelled for no consideration;

(ii) each Company Restricted Stock Unit that is outstanding immediately prior to the Acceptance Time, to the extent not previously vested and settled in full, shall be canceled, with the holder of each such Company Restricted Stock Unit becoming entitled to receive a payment in cash, in consideration of such cancellation and in settlement therefor, in an amount equal to the product of (A) the Merger Price; multiplied by (B) the total number of shares of Company Common Stock subject to the outstanding portion of such Company Restricted Stock Unit not previously vested and settled in full immediately prior to the Acceptance Time; and

(iii) each share of Company Restricted Stock that is outstanding immediately prior to the Acceptance Time shall vest in full as of the Acceptance Time, any repurchase option, risk of forfeiture or other condition shall lapse, and holders of such Company Restricted Stock shall be entitled to receive the Merger Price as provided in Section 2.5(a)(iii), without interest, and less any required Tax withholding.

(d) From and after the Acceptance Time, any canceled Company Option and any canceled Company Restricted Stock Unit shall entitle the holder thereof only to the payment determined pursuant to Section 2.5(c), if any. All amounts payable pursuant to Section 2.5(c)(i) shall be paid as promptly as practicable (and in any event no later than thirty (30) days) following the Acceptance Time, without interest, and less any required Tax withholding. All amounts payable pursuant to Section 2.5(c)(ii) shall be paid as promptly as practicable following the Acceptance Time (and in any event no later than thirty (30) days following such date, subject to any delay required to avoid imposition to the award holder of additional tax under Section 409A of the Code), without interest, and less any required Tax withholding. Parent shall cause the Surviving Corporation to make such payments in accordance with the foregoing and the terms of the Company Options, Company Restricted Stock or Company Restricted Stock Units, as applicable, and the applicable Company Option Plan pursuant to which they were issued (as modified, in each case, pursuant to this Agreement). At the Acceptance Time, Parent automatically will succeed to and become entitled to exercise the Company’s rights and remedies under any Contract evidencing the Company Options, Company Restricted Stock and Company Restricted Stock Units without modification, except as set forth in this Section 2.5.

(e) Prior to the Acceptance Time, the Company shall take all action and obtain all consents that may be necessary (under the Company Option Plans and otherwise) to effectuate the provisions of Section 2.5(c) and to ensure that, from and after the Acceptance Time, holders of Company Options, Company Restricted Stock and Company Restricted Stock Units have no rights with respect thereto other than those specifically provided in this Section 2.5.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company (the “Payment Agent”) to receive the funds that holders of shares of Company Common Stock become entitled to receive pursuant to Section 2.5(a)(iii) (the “Payment Fund”). The Payment Fund shall be invested by the Payment Agent as directed by Parent.

(b) As soon as reasonably practicable after the Effective Time, Parent will instruct the Payment Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Stock Certificates”): (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Payment Agent); and (ii) instructions for use in effecting the surrender of Stock Certificates. Upon surrender of a Stock Certificate to the Payment Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Stock Certificate shall be entitled to receive in exchange therefor the cash amount payable to such holder pursuant to Section 2.5(a)(iii) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Stock Certificate; and (B) the Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of the Merger Price may be made to a Person other than the holder in whose name the Stock Certificate so surrendered is registered, if any such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and such holder shall pay any fiduciary or surety bonds or any transfer or other similar Taxes required by reason of the payment of the Merger Price to a Person other than such holder or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6(b), each Stock Certificate shall be deemed, from and after the Effective Time, to represent solely the right to receive the Merger Price for each share of Company Common Stock formerly evidenced by such Stock Certificate. If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash amount pursuant to Section 2.5(a)(iii), require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit and to deliver a bond (in customary form and amount) as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Stock Certificates pursuant to the provisions of this Section 2.

(c) Any portion of the Payment Fund that remains undistributed to holders of Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Stock Certificates who have not theretofore surrendered their Stock Certificates in accordance with this Section 2.6 shall thereafter look only to Parent for satisfaction of their claims for payment pursuant to Section 2.5(a)(iii). None of Parent, Acquisition Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(d) At the Effective Time, holders of Stock Certificates that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

(e) Parent, Acquisition Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent, Acquisition Sub or the Surviving Corporation determines may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Stock Certificate has not been surrendered by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

2.7 Dissenters’ Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock that, as of the Effective Time, is held by a holder who, as of the Effective Time, is entitled to and has asserted such holder’s dissenter’s rights under Sections 35-1-826 through 35-1-839 of the MBCA with respect to such share, shall not be converted into or represent the right to receive the Merger Price in accordance with Section 2.5(a)(iii), and the holder of such share shall instead be entitled only to such rights as may be granted to such holder pursuant to Sections 35-1-826 through 35-1-839 of the MBCA with respect to such share; provided, however, that if such dissenters’ rights shall not be perfected or the holder of such share shall waive, withdraw or otherwise lose such holder’s dissenters’ rights with respect to such share, then such share shall be deemed automatically to have been converted into, at the Effective Time, and to represent only, the right to receive (upon the surrender of the Stock Certificate representing such share) the Merger Price in accordance with Section 2.5(a)(iii).

(b) The Company shall give Parent: (i) prompt notice of: (A) any written demand for payment received by the Company prior to the Effective Time to require the Company to pay estimated fair value for shares of Company Common Stock pursuant to Sections 35-1-826 through 35-1-839 of the MBCA; and (B) any other demand, notice, withdrawal or other instrument delivered to the Company prior to the Effective Time pursuant to the MBCA; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless, prior thereto, Parent shall have consented in writing to such payment or settlement offer.

2.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any Company SEC Document filed with the SEC on or after December 12, 2008 and prior to the date of this Agreement and publicly available on EDGAR (excluding any disclosures set forth in any section of any Company SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general cautionary, predictive or forward-looking in nature) or as set forth in the Disclosure Schedule (prepared in accordance with Section 9.6), the Company represents and warrants to Parent and Acquisition Sub as follows:

3.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries except for the Company Subsidiaries; and neither the Company nor any of the Company Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of the Acquired Corporations is duly organized, validly existing and in good standing (in jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Corporations is qualified to do business and is in good standing (in jurisdictions that recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to result in a Company Material Adverse Effect.

3.2 Articles of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 75,000,000 shares of Company Common Stock, of which 32,751,356 shares (including 170,420 shares of Company Restricted Stock) have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Company Preferred Stock, no par value per share, of which no shares have been issued or are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. There are no shares of Company Common Stock held by any Subsidiary of the Company. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. Part 3.3(a)(ii) of the Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares were issued pursuant to the exercise of Company Options or otherwise).

(b) As of the date of this Agreement, 1,279,851 shares of Company Common Stock are subject to issuance pursuant to Company Options (whether granted and outstanding under the Company Option Plans or otherwise). Part 3.3(b)(i) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular Company Option Plan or non-plan arrangement pursuant to which such Company Option was granted, if applicable; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) whether the Company Option is intended to qualify as an “incentive stock option” under section 422 of the Code; (vii) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (viii) the date on which such Company Option expires. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with generally accepted accounting principles in the United States in the financial statements (including the related notes) of the Company. The Company has Made Available to Parent accurate and complete copies of all stock option and equity-based compensation plans pursuant to which any of the Acquired Corporations has granted stock options, restricted stock, restricted stock units or other forms of equity-based compensation (whether payable in equity, cash or otherwise) currently outstanding or exercised since January 1, 2004, and the forms of all equity-based award agreements evidencing such options, restricted stock, restricted stock units or other forms of equity-based compensation (whether payable in equity, cash or otherwise). As of the date of this Agreement, 170,420 shares of Company Restricted Stock have been issued or are outstanding. Part 3.3(b)(ii) of the Disclosure Schedule sets forth the following information with respect to each share of Company Restricted Stock outstanding as of the date of this Agreement: (A) the particular Company Option Plan or non-plan arrangement pursuant to which such share of Company Restricted Stock was issued, if applicable; (B) the name of the holder thereof; (C) the number of shares of Restricted Company Stock held by such holder; (D) the date on which such Company Restricted Stock was issued; and (E) the applicable vesting schedule, and the extent to which such Restricted Company Stock is vested as of the date of this Agreement. As of the date of this Agreement, Company Restricted Stock Units covering 10,050 shares of Company Common Stock are outstanding. Part 3.3(b)(iii) of the Disclosure Schedule sets forth the following information with respect to each Company Restricted Stock Unit outstanding as of the date of this Agreement: (1) the particular Company Option Plan or non-plan arrangement pursuant to which such Company Restricted Stock Unit was issued, if applicable; (2) the name of the holder thereof; (3) the number of shares of Company Common Stock covered under such outstanding Company Restricted Stock Unit held by such holder; (4) the date on which such Company Restricted Stock Unit was granted; and (5) the applicable vesting schedule, and the extent to which such Restricted Company Stock Unit is vested as of the date of this Agreement.

(c) There is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may (given the lapse of time or the satisfactions of conditions therein or otherwise) become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may (given the lapse of time or the satisfaction of conditions therein or otherwise) become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that provides a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

(d) All outstanding shares of Company Common Stock, options, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Corporations have been issued and granted in compliance with: (i) all applicable securities laws, the Code and all other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

3.4 SEC Filings; Financial Statements.

(a) The Company has Made Available to Parent (to the extent not available on EDGAR) accurate and complete copies of all Company SEC Documents filed since January 1, 2007, as well as all comment letters received by the Company from the SEC and all responses to such comment letters provided to the SEC by or on behalf of the Company since such date. All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC since January 1, 2007 have been so filed on a timely basis, including any certification or statement required by: (i) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (ii) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (iii) Section 906 of the Sarbanes-Oxley Act with respect to any report filed with the SEC. None of the Company Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (A) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (1) Rule 13a-14 or Rule 15d-14 under the Exchange Act (and Section 302 of the Sarbanes-Oxley Act); (2) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (3) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents filed on or after January 1, 2007 (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise delivered to the SEC.

(b) The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) and a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Part 3.4(b) of the Disclosure Schedule lists, and the Company has Made Available to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. Since January 1, 2007, each director and officer of the Company has filed with or furnished to the SEC (on a timely basis) all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(c) The financial statements (including any related notes) contained in the Company SEC Documents filed on or after January 1, 2007, including the Company Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby.

(d) The Company has Made Available to Parent (to the extent not available on EDGAR) accurate and complete copies of the Company Financial Statements.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements or any of the Company’s SEC Documents. Part 3.4(e) of the Disclosure Schedule lists, and the Company has Made Available to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined above) effected by any of the Acquired Corporations that are in effect at the date of this Agreement.

(f) Since January 1, 2007, none of the Acquired Corporations, the Company’s independent accountants, the board of directors or audit committee of the board of directors of the Company, or any officer of the Company, has received: (i) any oral or written notification of any: (A) “significant deficiency” in the internal controls over financial reporting of the Company; (B) “material weakness” in the internal controls over financial reporting of the Company; or (C) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company; or (ii) any material complaint, allegation, assertion or claim alleging, asserting or claiming that the accounting or auditing practices, procedures, methodologies or methods of the Company, any Subsidiary of the Company or their respective internal accounting controls fail to comply with generally accepted accounting principles, generally accepted auditing standards or applicable Legal Requirements. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.

(g) Since January 1, 2007, no attorney representing any of the Acquired Corporations, whether or not employed thereby, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to the General Counsel of the Company.

(h) Grant Thornton LLP, which has expressed its opinion with respect to the financial statements (including any related notes) contained in the Company SEC Documents, is and has been throughout the periods covered by the applicable financial statements: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the Public Company Accounting Oversight Board. Part 3.4(h) of the Disclosure Schedule lists all non-audit services performed by Grant Thornton LLP for the Acquired Corporations since January 1, 2007.

3.5 Absence of Changes. Since June 30, 2009 and through the date of this Agreement:

(a) there has not been any Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations that constitutes a Company Material Adverse Effect;

(c) other than intercompany distributions between the Company and its Subsidiaries, or among the Subsidiaries, none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for shares of Company Restricted Stock and Company Options identified in Part 3.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of any Employee Plan;

(f) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since June 30, 2009, exceeds $250,000 in the aggregate;

(g) none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any material right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and in accordance with past practices;

(h) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other indebtedness;

(i) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and in accordance with past practices;

(j) other than for trade payables and receivables and similar arrangements in the ordinary course of business and in accordance with past practices, none of the Acquired Corporations has: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money;

(k) none of the Acquired Corporations has: (i) adopted, established or entered into any Employee Plan; (ii) caused or permitted any Employee Plan to be amended in any material respect or terminated; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or granted any rights to receive severance, termination, retention or tax gross-up compensation or benefits to, any of its current or former directors, officers or employees;

(l) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect;

(m) none of the Acquired Corporations has made any material Tax election;

(n) none of the Acquired Corporations has commenced or settled any Legal Proceeding; and

(o) none of the Acquired Corporations has agreed or is committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

3.6 Title to Assets. Except with respect to real property (which is covered by Section 3.8) and Intellectual Property (which is covered by Section 3.9), the Acquired Corporations own, and have good and valid title to or a valid leasehold interest in, all material assets and properties purported to be owned or used by them, including: (a) all assets (whether or not material) reflected on the Most Recent Balance Sheet (except for inventory or used or obsolete equipment sold or otherwise disposed of in the ordinary course of business since June 30, 2009) or acquired after the date thereof; and (b) all other material assets and properties reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets and properties which are owned by the Acquired Corporations, are owned by them free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iii) liens described in Part 3.6 of the Disclosure Schedule.

3.7 Loans; Accounts Receivable; Customers; Inventories.

(a) Part 3.7(a) of the Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, if any, other than routine travel advances made to employees in the ordinary course of business.

(b) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Most Recent Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2009 and have not yet been collected): (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $310,000 in the aggregate).

(c) Part 3.7(c) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for: (i) more than 5% of the consolidated gross revenues of the Acquired Corporations in the fiscal year ended September 30, 2008; or (ii) more than 5% of the consolidated gross revenues of the Acquired Corporations in the twelve months ended September 30, 2009. None of the Acquired Corporations has received written notice (and, to the Knowledge of the Company, none of the Acquired Corporations has received any other notice or information) indicating that any customer or other Person identified in Part 3.7(c) of the Disclosure Schedule intends or is expected to cease dealing (or materially reduce the volume of business) with any of the Acquired Corporations.

(d) The inventory of the Acquired Corporations reflected on the Most Recent Balance Sheet was as of June 30, 2009, and the current inventory of the Acquired Corporations (the “Current Inventory”) is, in usable and saleable condition in the ordinary course of business. The Current Inventory is not excessive and is adequate in relation to the current trading requirements of the businesses of the Acquired Corporations, and (other than as may be covered by an adequate reserve recorded in the Company Financial Statements) none of the Current Inventory is obsolete, unmarketable or of limited value in relation to the current businesses of the Acquired Corporations. The finished goods, work in progress, raw materials and other materials and supplies included in the Current Inventory are of a standard that is at least as high as the generally accepted standard prevailing in the industries in which the Acquired Corporations operate.

3.8 Equipment; Real Property; Leasehold.

(a) Part 3.8(a) of the Disclosure Schedule sets forth: (i) accurate and complete legal descriptions of all parcels of real property owned by the respective Acquired Corporations; and (ii) accurate and complete descriptions of all buildings, structures, fixtures and other improvements located thereon. (The real property and all buildings, structures, fixtures and other improvements described in Part 3.8(a) of the Disclosure Schedule are referred to as the “Owned Real Property.”) The Acquired Corporations have good, marketable and indefeasible fee title to the Owned Real Property. The Acquired Corporations own the Owned Real Property free and clear of any Encumbrances, except for: (A) any lien for current taxes not yet due and payable; (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the Owned Real Property or materially impair the operations of any of the Acquired Corporations; and (C) the Encumbrances identified in Part 3.8(a) of the Disclosure Schedule. All water, sewer, gas, electricity, telephone and other utilities and utility services required by applicable Legal Requirements to be provided with respect to the Owned Real Property, and all such utilities and utility services necessary for the conduct of the businesses of the Acquired Corporations at or upon the Owned Real Property, are being supplied to the Owned Real Property and are presently installed and operating properly.

(b) Part 3.8(b) of the Disclosure Schedule sets forth an accurate and complete description of each lease pursuant to which any of the Acquired Corporations leases real property from any other Person. (All real property leased to the Acquired Corporations, including all buildings, structures, fixtures and other improvements leased to the Acquired Corporations, are referred to as the “Leased Real Property,” and, together with the Owned Real Property, as the “Company Real Property.”) The present use and operation of the Company Real Property is authorized by, and is in full compliance with, all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements, except as would not constitute a Company Material Adverse Effect. There is no Legal Proceeding pending, or to the Knowledge of the Company threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present ownership, use or operation of any Company Real Property. To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Company Real Property. Other than for easements and other property interests of record and, with respect to the Leased Real Property, for the rights and obligations arising under the relevant leases, there are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Company Real Property to any Person other than the Acquired Corporations, and there is no Person in possession of any of the Company Real Property other than the Acquired Corporations. Each of the Acquired Corporations has complied in all material respects with the terms of all leases (to which they are parties) relating to the Leased Real Property, and all such leases are in full force and effect in all material respects.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Disclosure Schedule accurately identifies and describes:

(i) in Part 3.9(a)(i) of the Disclosure Schedule, each Company Product that is material to the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted;

(ii) in Part 3.9(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii) in Part 3.9(a)(iii) of the Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights or Intellectual Property is licensed to any Acquired Corporation (other than software license agreements for any third-party software that: (1) is so licensed pursuant to a non-exclusive, internal use software license; and (2) is not Company Product Software); and (B) whether these licenses are exclusive or non-exclusive (for purposes hereof, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license); and

(iv) in Part 3.9(a)(iv) of the Disclosure Schedule: (A) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property, and (B) whether these licenses, rights and interests are exclusive or non-exclusive.

(b) The Company has provided to Parent a complete and accurate copy of each standard form of the following Contracts used by any Acquired Corporation at any time since June 30, 2004: (i) terms and conditions of sale for the sale, lease, license or provisioning of any Company Product or Company Product Software (in connection with quotations, purchase orders, purchase order acknowledgments, invoices or otherwise); (ii) agreement for the sale, lease, license or provisioning by any Acquired Corporation of any Company Product or Company Product Software; (iii) purchase or supply agreement for the sale to any Acquired Corporation of any part or component of any Company Product; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Part 3.9(b) of the Disclosure Schedule accurately identifies each Company Contract that deviates in any material respect from the corresponding standard form described above and complete, accurate and fully executed copies of such Company Contracts have been Made Available to Parent; excluding, in each case, Company Contracts that: (A) consist only of individual purchase orders, each of which governs a single discrete transaction (as opposed to master or blanket purchase agreements governing multiple purchases) entered into in the ordinary course of business in accordance with past practice (each, a “Purchase Order”); and (B) have been Made Available to Parent in complete and accurate form.

(c) The Acquired Corporations exclusively own all right, title and interest to and in the Company Intellectual Property (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 3.9(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Part 3.9(a)(iv) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Acquired Corporations in the Company Intellectual Property that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Person who is or was an employee or independent contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company Intellectual Property, Company Product or Company Product Software has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Acquired Corporation for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the Company Intellectual Property;

(iii) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company Intellectual Property;

(iv) except for the licenses granted in Contracts identified in Part 3.9(a)(iv) of the Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company Intellectual Property is subject to, any Contract that limits or restricts in any material respect the ability of any Acquired Corporation to use, exploit, assert or enforce any Company Intellectual Property;

(v) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property, Company Product or Company Product Software;

(vi) each Acquired Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a Trade Secret;

(vii) none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company Intellectual Property; and

(viii) the Acquired Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted.

(d) All Company Intellectual Property is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) all filings, payments and other actions required to be made or taken to maintain each item of Company Intellectual Property that is Registered IP in full force and effect have been made by the applicable deadline;

(ii) all Company Products that embody any invention covered by one or more Patents owned by any Acquired Corporation have been properly marked in accordance with applicable patent marking laws;

(iii) no Trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(iv) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company Intellectual Property is being, has been or could reasonably be expected to be contested or challenged; and

(v) there is no basis for a claim that could reasonably be expected to result in a ruling, judgment or determination by any Governmental Body that any Company Intellectual Property that is material to the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted is invalid or unenforceable.

(e) Neither the execution, delivery or performance of this Agreement or any other agreements executed in connection with the Contemplated Transactions nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company Intellectual Property; (ii) a breach of any Contract listed or required to be listed in Part 3.9(a)(iii) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property. Part 3.9(f) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations since January 1, 2005 (in respect of electronic communications, only such communications that were either received from or sent to a third party) regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) None of the Acquired Corporations and none of the Company Products or Company Product Software has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2005, has been pending or, to the Knowledge of the Company, threatened against any Acquired Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) Since January 1, 2005, none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.

(j) Except as expressly set forth in the standard form of terms and conditions or agreements referred to in clauses “(i)” or “(ii)” of Section 3.9(b) or as disclosed in Part 3.9(j) of the Disclosure Schedule and excluding Company Contracts that are Purchase Orders, none of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim. None of the Acquired Corporations has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right.

(k) No claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any Acquired Corporation that is material to the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted is pending or, to the Knowledge of the Company, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations; or (ii) the manufacturing, distribution, sale or support of any Company Product.

(l) None of the Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to comply with any applicable warranty or other contractual commitment made by any Acquired Corporation relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software in a manner that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; in each case excluding those bugs, defects, errors and warranty nonconformities in the Company Product Software that: (A) arise in the ordinary course of business and in accordance with past practices; (B) are of a scope and character that is generally consistent with the historical bugs, defects, errors and warranty nonconformities described in the internal error logs and bug tracking documentation Made Available to Parent prior to the date of this Agreement; (C) are the subject of error correction and remediation efforts undertaken by the Acquired Corporations in the ordinary course of business and in accordance with past practices; and (D) do not, either individually or collectively, cause a Company Material Adverse Effect.

(m) None of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(n) None of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require, or conditions or could reasonably be expected to condition, the use or distribution of such Company Product Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Product Software; or (ii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

(o) No source code for any Company Product Software has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Acquired Corporations). None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Product Software to any other Person.

3.10 Contracts.

(a) Part 3.10 of the Disclosure Schedule identifies each Company Contract that constitutes a “Material Contract”; provided, however, that Part 3.10 of the Disclosure Schedule does not specifically identify: (i) Material Contracts with any supplier (other than a sole source supplier) to an Acquired Corporation that consists only of Purchase Orders; or (ii) Material Contracts with customers for the sale of Company Products that consist of Purchase Orders. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract: (A) relating to the employment of, or the performance of services by, any employee or consultant (other than offer letters with employees providing for “at will” employment terminable on ten (10) days’ notice or less in the form used by the Company in the ordinary course of business); (B) pursuant to which any of the Acquired Corporations is obligated to make or provide any severance, termination, change in control or similar payment or benefit to any Company Associate; or (C) pursuant to which any of the Acquired Corporations is obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any individual Company Associate;

(ii) any collective bargaining, union or works council agreements;

(iii) any Contract: (A) identified or required to be identified in Part 3.9 of the Disclosure Schedule; or (B) relating to the acquisition, development, sale or disposition of any business unit, product line or Company Intellectual Property;

(iv) any Contract that provides for indemnification of any Company Associate;

(v) any Contract imposing any restriction in any material respect on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(vi) any Contract (other than Contracts evidencing Company Options, Company Restricted Stock and Company Restricted Stock Units, in each case in the in the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B)

providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for Contracts for the sale of Company Products entered into in the ordinary course of business;

(viii) any Contract with any sole source supplier (or other material supplier) to any Acquired Corporation;

(ix) any Contract relating to any currency or other hedging;

(x) any Contract relating to the ownership or lease of real property;

(xi) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xii) any Contract that contemplates or involves the payment or delivery of cash or other consideration (by or to any Acquired Corporation) in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services (by or for any Acquired Corporation) having a value in excess of $250,000 (other than audit services) in the aggregate; and

(xiii) any other Contract, if a breach or termination of such Contract would constitute a Company Material Adverse Effect.

The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract.

(b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) None of the Acquired Corporations has materially breached, or committed any material default under, any Company Contract other than as has been timely cured or previously validly waived. To the Knowledge of the Company, no other Person has materially breached, or committed any material default under, any Company Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (i) result in a material breach of any of the provisions of any Company Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Material Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Material Contract. Since January 1, 2007, none of the Acquired Corporations has received any notice or other communication regarding any actual or alleged violation or breach of, or default under, any Material Contract.

3.11 Sale of Products; Performance of Services.

(a) No Acquired Corporation has any obligation (that is unfulfilled as of the date of this Agreement) to, and no Acquired Corporation has indicated that it would (after the date of this Agreement): (i) provide any recipient of any Company Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Company Product or prototype, excepting upgrades, improvements or enhancements for value and reflected by a Purchaser Order in an amount not exceeding $500,000; or (ii) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person.

(b) Each Company Product sold, leased, licensed, delivered, installed, provided or otherwise made available by any Acquired Corporation or accepted by any customer of any of the Acquired Corporations was free of any design defect, manufacturing or construction defect or other defect or deficiency at the time it was sold, leased, licensed, delivered, installed, provided or otherwise made available, other than any defect that does not constitute a Company Material Adverse Effect. No Company Product has ever been the subject of any recall or other similar action of any Governmental Body.

(c) All installation services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by any of the Acquired Corporations were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements, other than any failure to so perform such services that does not constitute a Company Material Adverse Effect.

(d) Since January 1, 2007, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Corporations: (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations; or (ii) based upon any services performed by any of the Acquired Corporations other than claims that, if adversely determined, would not constitute a Company Material Adverse Effect. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the assertion of any such claim other than claims that, if adversely determined, would not constitute a Company Material Adverse Effect.

(e) None of the Acquired Corporations has Knowledge of any facts which would reasonably be expected to cause the withdrawal or recall of any Company Product sold or intended to be sold by or on behalf of any of the Acquired Corporations or any adverse events or safety concerns that would have a material impact on the ability to market any such Company Product.

3.12 Liabilities. None of the Acquired Corporations has any accrued, contingent or other material liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” section of the Most Recent Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since June 30, 2009 in the ordinary course of business and in accordance with past practices; and (c) liabilities or obligations incurred in connection with the Contemplated Transactions.

3.13 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times since January 1, 2007 been, in compliance in all material respects with all applicable Legal Requirements. None of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person or has Knowledge of any circumstance regarding any actual or alleged material violation of, or material failure to comply with, any Legal Requirement other than such alleged violations or failures to comply that if proved true would not constitute a Company Material Adverse Effect.

3.14 Certain Business Practices. None of the Acquired Corporations, and (to the Company’s Knowledge) no director, officer, agent, employee or other Person acting on behalf of any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Legal Requirement; or (c) made any other unlawful payment.

3.15 Governmental Authorizations.

(a) Each of the Acquired Corporations holds all material Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently conducted or as currently proposed to be conducted by such Acquired Corporation, and all such Governmental Authorizations are valid and in full force and effect in all material respects. Each of the Acquired Corporations is, and has been at all times, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the Acquired Corporations has received any communication from any Governmental Body regarding any asserted failure by it to have obtained any such Governmental Authorization, or any past and unremedied failure to obtain any such Governmental Authorizations. None of the Acquired Corporations has Knowledge of any circumstances regarding any actual or alleged material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or any actual or alleged revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b) Part 3.15(b) of the Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any Governmental Body. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each such grant, incentive or subsidy. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.15(b) of the Disclosure Schedule.

3.16 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(b) The Most Recent Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with generally accepted accounting principles except for liabilities for Taxes incurred since June 30, 2009 in the operation of the business of the Acquired Corporations in the ordinary course. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes of the Acquired Corporations for the period from June 30, 2009 through the Closing Date.

(c) No Acquired Corporation Return has been examined or audited by any Governmental Body since January 1, 2005. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns (by the Company or any other Person) is currently in effect with respect to any Acquired Corporation, and no request for such extension or waiver is pending.

(d) No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the relevant Acquired Corporation(s) and with respect to which adequate reserves for payment have been established on the Most Recent Balance Sheet). There are no Encumbrances for Taxes upon any of the assets of any of the Acquired Corporations except Encumbrances for current Taxes not yet due and payable. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) There is no agreement, plan, arrangement or other Contract covering any employee, director or independent contractor or former employee, director or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). Except as disclosed pursuant to Section 3.17(aa), no Acquired Corporation is a party to any agreement to compensate any Person for Taxes payable pursuant to Section 4999 or Section 409A of the Code.

(f) Since January 1, 2005, no claim has been made by any Government Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that it is subject to Tax by that jurisdiction.

(g) There are no agreements relating to allocating or sharing of Taxes to which any Acquired Corporation is a party. None of the Acquired Corporations is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any agreement providing for payments by an Acquired Corporation with respect to any amount of Taxes of any other Person. For the purposes of this Section 3.16(g), the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any Acquired Corporation; and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value-added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(h) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Acquired Corporation is or has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code.

(i) No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation is subject, other than the affiliated group of which the Company is the common parent.

(j) The Company has made available to Parent true and complete copies of all Tax Returns of the Acquired Corporations.

(k) Since January 1, 1995, no Acquired Corporation has elected to be treated, or has been treated, as an S Corporation under section 1361 of the Code.

(l) The Company has Made Available to Parent all documentation relating to, and is in compliance in all material respects with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government applicable to any Acquired Corporation or its business. Neither the purchase of shares tendered pursuant to the Offer nor the consummation of the Merger or any of the other Contemplated Transactions will have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order. The Company has in its possession official foreign government receipts for any Taxes paid by the Acquired Corporations to any foreign Tax authorities.

(m) The Company has disclosed on its federal income Tax Returns all positions that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(n) No Acquired Corporation has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

3.17 Employee and Labor Matters; Benefit Plans.

(a) Part 3.17(a) of the Disclosure Schedule identifies each employment, consulting, salary, bonus, commission, other remuneration, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, deferred compensation, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, practice agreement or commitment and each other employee benefit plan or arrangement, whether written, unwritten or otherwise, funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, the “Employee Plans”) which is or has been sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee, consultant or director of any of the Acquired Corporations or with respect to which any of the Acquired Corporations has any material liability or obligation.

(b) Except as set forth in Part 3.17(b) of the Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA), or any similar pension benefit plan that is a Foreign Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any current or former employees, consultants or directors of any of the Acquired Corporations.

(c) Except as set forth in Part 3.17(c) of the Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any similar welfare benefit plan that is a Foreign Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any current or former employees, consultants or directors of any of the Acquired Corporations.

(d) With respect to each Employee Plan, the Company has Made Available to Parent: (i) an accurate, current and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Employee Plan for the three (3) most recent plan years; (iii) if Employee Plan is subject to the minimum funding standards of ERISA Section 302, the most recent annual and periodic accounting of Employee Plan assets; (iv) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan; (v) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all Contracts relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, group annuity contracts, stop-loss agreements, investment management agreements, policies relating to fiduciary liability insurance covering the fiduciaries of an Employee Plan, subscription and participation agreements and recordkeeping agreements; (vii) all written materials provided to any employee or employees relating to such Employee Plan and any proposed Employee Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which has resulted, or could reasonably be expected to result, in any liability to the Acquired Corporations; (viii) all correspondence, if any, to or from any governmental agency relating to such Employee Plan; (ix) all forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any state equivalent; (x) all insurance policies, if any, in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (xi) all discrimination tests, if any, required under the Code for each Employee Plan intended to be qualified under Section 401(a) of the Code for the three (3) most recent plan years; (xii) all determination letters (or opinion letters, if applicable) received from the Internal Revenue Service with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code; (xiii) all government and regulatory approvals received from any foreign Governmental Body with respect to Foreign Plans; and (xiv) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

(e) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations. None of the Acquired Corporations has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

(f) No Acquired Corporation has ever maintained, established, sponsored, participated in or contributed to any: (i) Employee Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) Employee Plan in which stock of any of the Acquired Corporations is or was held as a plan asset, or (v) a “funded welfare plan” within the meaning of Section 419 of the Code. Except as set forth in Part 3.17(f)(i) of the Disclosure Schedule, no Employee Plan provides health benefits that are not fully insured through an insurance contract. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or Section 4208 of ERISA).

(g) With respect to each Employee Plan as to which any of the Acquired Corporations may incur any liability under, or which is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such Employee Plan has been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of any of the Acquired Corporations under Title IV of ERISA; (ii) no complete or partial withdrawal from such Employee Plan has been made by any of the Acquired Corporations, or by any other Person, so as to result in any material liability to any of the Acquired Corporations, whether such liability is contingent or otherwise; (iii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation (the “PBGC”)) to terminate any such Employee Plan or to appoint a trustee for any such Employee Plan; (iv) no condition or event currently exists or currently is expected to occur that could result, directly or indirectly, in any liability of any of the Acquired Corporations under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such Employee Plan; (v) if any such Employee Plan were to be terminated as of the Closing Date or if any Person were to withdraw from such Employee Plan, none of the Acquired Corporations would incur, directly or indirectly, any material liability under Title IV of ERISA; (vi) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such Employee Plan, nor has notice of any such event or similar notice to any foreign Governmental Body been required to be filed for any Employee Plan within the past 12 months nor will any such notice be required to be filed as a result of the Contemplated Transactions; (vii) no such Employee Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived, and none of the Acquired Corporations has provided, or is required to provide, security to any Employee Plan pursuant to Section 401(a)(29) of the Code; and (viii) the Contemplated Transactions will not result in any event described in Section 4062(e) of ERISA.

(h) None of the Acquired Corporations has any plan or commitment to create or adopt any additional Employee Plan, or to modify, change or terminate any existing Employee Plan (other than to comply with applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement) in a manner that would affect any Company Associate.

(i) No Employee Plan provides (except at no cost to the Acquired Corporations), or reflects or represents any liability of any of the Acquired Corporations to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations, no Acquired Corporation has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as a group) or any other Person that any such Company Associate or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required (at no cost to the Acquired Corporations) by COBRA or other applicable Legal Requirements.

(j) Each of the Acquired Corporations has, prior to the Effective Time, complied in all material respects with the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state law applicable to any Company Associate.

(k) Each of the Employee Plans is and has been established, operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. The Acquired Corporations have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and have no Knowledge of either any material default or violation by any other party to, or any circumstances that exist that are reasonably be expected to result in a material default or violation of, the terms of any Employee Plan. Each Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, incorporates or has been amended to incorporate all provisions required to comply currently applicable legislation, and to the Company’s Knowledge, there has been no event, condition or circumstance that has resulted, or would reasonably be expected to result in disqualification under the Code (or in the case of a Foreign Plan, the equivalent of disqualification under any applicable foreign Legal Requirement). There are no actions, suits or claims pending, threatened, or to the Company’s Knowledge, reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. No breach of fiduciary duty has occurred as a result of which any of the Acquired Corporations or one its fiduciaries has or could reasonably be expected to incur a material liability. Each Employee Plan (other than any Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to any of the Acquired Corporations (other than ordinary administration expenses). No Employee Plan is under audit, investigation or other Legal Proceeding by the Company, the Internal Revenue Service, Department of Labor, or any other Governmental Body, nor is any such audit, investigation or Legal Proceeding pending, threatened, or, to the Company’s Knowledge, anticipated. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan. No Encumbrance exists in respect of any Employee Plan imposed under the Code, ERISA or any foreign Legal Requirement exists. All material contributions, premiums and expenses to or in respect of each Employee Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the appropriate Acquired Corporation’s financial statements.

(l) None of the Acquired Corporations has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign Legal Requirement relating to employee benefit plans (including Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 through 4980 of the Code), or under any agreement, instrument or Legal Requirement pursuant to or under which any of the Acquired Corporations or any Employee Plan has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such agreement, instrument or Legal Requirement, and to the Company’s Knowledge, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such material liability to any of the Acquired Corporations or, after the Closing, to Parent.

(m) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will: (i) result in any bonus, severance, change in control or other payment or benefit to any current or former employee, consultant or director of any of the Acquired Corporations (whether or not under any Employee Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of indebtedness for, any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); (v) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement or (vi) cause the application of an accelerated or additional tax under Section 409A of the Code. The Company has provided Parent with a list of individuals who are “disqualified individuals” within the meaning of Section 280G of the Code with respect to the Offer or the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing (and except as set forth in Part 3.17(m) of the Disclosure Schedule), the consummation of the Offer or the Merger will not result in the acceleration of vesting of any unvested Company Options.

(n) Under each Employee Plan that is a single employer defined benefit plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Employee Plan’s most recent actuarial valuation, which such actuarial valuation has been Made Available to Parent) did not exceed the then current value of the assets of such Employee Plan, and there has been no material adverse change in the financial condition of such Employee Plan (with respect to either assets or benefits) since the last day of the most recent plan year. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan. Neither the execution of this Agreement nor the consummation of the Contemplated Transactions shall cause any the assets or insurance obligations to be less than the benefit obligations under such Employee Plan or Foreign Plan.

(o) None of the Acquired Corporations maintains any plan, agreement or arrangement, whether formal or informal, that provides material benefits in the nature of severance or has outstanding any liabilities with respect to material severance benefits.

(p) None of the Acquired Corporations has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance contract held under or purchased to fund an Employee Plan, the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.

(q) Except for the Company Option Plans, Company Restricted Stock and Company Restricted Stock Units and as set forth in Part 3.17(q) of the Disclosure Schedule, none of the Acquired Corporations maintains any plan, program or arrangement or is a party to any contract that provides any material benefits or provides for material payments to any Person in, based on or measured by the value of any equity security of, or interest in, the Acquired Corporations.

(r) No Acquired Corporation has undertaken any option re-pricing or option exchange program with respect to Company Options.

(s) With respect to each Employee Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there will be no material liability of any the

Acquired Corporations under any such insurance policy, fund or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring prior to the Closing Date.

(t) The Company has provided Parent with a list of all employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their wage or salary, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation, commission or severance arrangements), their dates of employment and their positions.

(u) Part 3.17(u) of the Disclosure Schedule identifies the position (but not the name) held by each employee of any of the Acquired Corporations who is not fully available to perform work because of disability leave and sets forth the anticipated date of return to full service, other than for routine instances in which the employee either: (i) is expected to return to work within 14 days; or (ii) has been, or reasonably is expected to be, replaced by a temporary or permanent worker.

(v) None of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Company’s Knowledge, seeking to represent any employees of any of the Acquired Corporations. During the three years prior to the date of this Agreement, none of the Acquired Corporations has had any strike, slowdown, work stoppage, lockout, job action, or threat thereof, or question concerning representation, by or with respect to any of its employees. Except for employees subject to the employment laws of Montana, France, Italy, Israel, Austria and Germany, all of the employees of the Acquired Corporations are “at will” employees. The Company has Made Available to Parent or its advisors accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and written particulars of employment relating to the employment of the employees of the Acquired Corporations.

(w) Each of the Acquired Corporations: (i) is in material compliance with all applicable Legal Requirements and any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by agreement or Legal Requirement to be withheld and reported with respect to wages, salaries and other payments to any Company Associates; (iii) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employees, consultants or directors (other than routine payments to be made in the normal course of business and in accordance with past practice). In the three years prior to the date of this Agreement, none of the Acquired Corporations has effectuated: (A) a “plant closing” or partial “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations; or (B) a “mass layoff” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or facility of any of the Acquired Corporations.

(x) All current or former independent contractors of any of the Acquired Corporations were classified correctly and are not subject to reclassification as employees. No independent contractor: (i) has provided services to any of the Acquired Corporations for a period of two consecutive years or longer; or (ii) is eligible to participate in any Employee Plan. All temporary or leased employees of the Acquired Corporations were classified and paid correctly as mandated by the Fair Standards Act and other relevant Legal Requirements.

(y) There are no material actions, suits, claims, investigations, audits, labor disputes or grievances pending, or to the Company’s Knowledge, threatened or reasonably anticipated relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, employee privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety or discrimination matters involving any former or current employees, consultants or directors of any of the Acquired Corporations, including charges of unfair labor practices or harassment complaints. To the Company’s Knowledge, none of the Acquired Corporations has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Each of the Acquired Corporations has good labor relations, and to the Company’s Knowledge: (i) neither the consummation of the Offer or the Merger nor the consummation of any of the other Contemplated Transactions will have a material adverse effect on the labor relations of any of the Acquired Corporations; and (ii) none of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.

(z) The compensation committee of the board of directors of the Company (each member of which the board of directors of the Company has determined is an “independent director” as defined by Rule 5605(a)(2) of the Nasdaq Corporate Governance Rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act): (i) at a meeting duly called and held, duly adopted resolutions approving each employment, compensation severance and employee benefit agreement, arrangement or understanding entered into on or before the date hereof by the Company or any of its Affiliates with current or future directors, officers or employees of the Company and its Affiliates as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act; and (ii) has taken all other actions and made all other determinations necessary or advisable to ensure that any such arrangements fall within the safe harbor provisions of Rule 14d-10(d).

(aa) Part 3.17(aa) of the Disclosure Schedule lists each Contract, agreement or arrangement between any Acquired Corporation and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, that is subject to Section 409A is and has been administered in operational compliance with the requirements of Section 409A, and all such agreements, plans or arrangements that provide payment after December 31, 2008 and were in existence on or after such date have been drafted or amended to comply with the requirements of the final regulations under Section 409A and have, since such time, been in documentary and operational compliance with the requirements of Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No compensation is or is expected to be includable in the gross income of any Company Associate under Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time. No Acquired Corporation has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code. There is no

agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which, individually or collectively, would give rise to a Tax under Section 409A or that would give rise to a Company or any Company Subsidiary reporting obligation under Section 409A.

(bb) No stock right (as defined in U.S. Treasury Department Regulation 1.409A-1(l)), whether or not currently outstanding, has or had, as applicable, been granted to any Company Associate that: (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted that has not properly and timely been amended in accordance with Section 409A requirements, such that as of December 31, 2008, no stock right was considered to be or to contain a deferral of compensation for purposes of Section 409A; (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights; or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

3.18 Environmental Matters. Each of the Acquired Corporations: (a) is in compliance in all material respects with all applicable Environmental Laws; and (b) possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws, and is, and has been at all times, in compliance in all material respects with the terms and conditions thereof. None of the Acquired Corporations has received any written notice and, to the Knowledge of the Company, none of the Acquired Corporations has received any other communication (in writing or otherwise), whether from a Governmental Body, citizens group or other Person: (i) that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law or any Governmental Authorization required under applicable Environmental Laws; or (ii) regarding any alleged failure by it to have obtained any Governmental Authorization required under applicable Environmental Laws. There are no circumstances or conditions that would reasonably be expected to prevent or interfere in any material respect with the compliance by any of the Acquired Corporations with any Environmental Law or any Governmental Authorization required under applicable Environmental Laws. None of the Acquired Corporations has Knowledge of any actual or proposed revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization required under applicable Environmental Laws. To the Company’s Knowledge: (A) all property currently or formerly owned by, leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature; (B) none of the property currently or formerly owned by, leased to, controlled by or used by any of the Acquired Corporations contains, or at any time contained, any underground storage tank, asbestos, equipment using PCBs or underground injection well; and (C) none of the property currently or formerly owned by, leased to, controlled by or used by any of the Acquired Corporations contains, or at any time contained, any septic system (including any septic tank or septic leach or drain field) in which process wastewater or any Materials of Environmental Concern have been disposed. To the Company’s Knowledge, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law is, or could reasonably be expected to be: (1) been placed on the “National Priorities List” of hazardous waste sites or any analogous state list; (2) otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental response activity; or (3) subject to a Legal Requirement to take “response,” “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site, and, to the Company’s Knowledge, no Materials of Environmental Concern used, stored or generated by any Acquired Corporation have been sent or transported to any site as set forth in clauses “(1)” – “(3)” of this sentence. For purposes of this Section 3.18: (x) “Environmental Law” shall mean any Legal Requirement relating to pollution or to the protection of human health, the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or natural resources, including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (y) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by, or gives rise to liability under, any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.19 Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and providing adequate coverage for such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those engaged in by the Company and the other Acquired Corporations. The Company has Made Available to Parent copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. None of the Acquired Corporations has received any notice or other communication regarding any actual or anticipated: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. The Company has Made Available to Parent all records in the possession of the Company regarding each pending material workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations. With respect to each Legal Proceeding that has been filed against the Company, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so. Part 3.19 of the Disclosure Schedule accurately sets forth the most recent annual premium paid by the Company with respect to the Existing D&O Policy.

3.20 Transactions with Affiliates. Between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.20 of the Disclosure Schedule identifies each Person who is known to the Company to be an Affiliate of the Company as of the date of this Agreement.

3.21 Legal Proceedings; Orders.

(a) Except with respect to Legal Proceedings involving Company Intellectual Property, which is covered in Section 3.9, there is no pending Legal Proceeding, and (to the Company’s Knowledge) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that if resolved adversely to the Company, would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer or the Merger or any of the other Contemplated Transactions. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Company’s Knowledge, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

3.22 Authority; Binding Nature of Agreement. The Company has all necessary corporate right, power and authority to enter into and to perform its obligations under this Agreement subject, in the case of the Merger, to receipt of the Required Company Shareholder Vote (if required by the MBCA). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Required Company Shareholder Vote (if required by the MBCA). The board of directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company, made the Company Board Recommendation and taken the other actions described in Section 1.2(a). As of the date of this Agreement, such board resolutions have not been rescinded, modified or withdrawn in any way. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.23 Inapplicability of Anti-takeover Statutes. There are no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the MBCA or other Montana law (each, a “Takeover Statute”) applicable to the Company or any of its Subsidiaries, the Offer, the Merger or any of the other Contemplated Transactions or, to the Company’s Knowledge, the Shareholder Agreements, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Offer and the Merger.

3.24 No Discussions. None of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal or Acquisition Inquiry. None of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill,” non-solicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.

3.25 Vote Required. If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of two-thirds of the shares of Company Common Stock outstanding on the record date for the Company Shareholders Meeting (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, approve the Merger or consummate any of the other Contemplated Transactions.

3.26 Non-Contravention; Consents. None of: (a) the execution, delivery or performance of this Agreement, or, to the Company’s Knowledge, the Shareholder Agreements; (b) the purchase of shares tendered pursuant to the Offer; or (c) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of: (A) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations; or (B) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(ii) contravene or conflict with in any material respect or result in a material violation of, or (subject to the notice, approval and consent requirements identified in the last sentence of this Section 3.26) give any Governmental Body or other Person the right to challenge the Offer, the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(iii) contravene or conflict with in any material respect or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(iv) contravene or conflict with in any material respect or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to: (A) declare a material default or exercise any remedy under any such Material Contract; (B) receive or require a material rebate, chargeback, penalty or change in delivery schedule under any such Material Contract; (C) accelerate the maturity or performance of any such Material Contract; or (D) cancel, terminate or modify in any material respect any term of such Material Contract;

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(vi) result in the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the Securities Act, state securities or “blue sky” laws, the MBCA, the HSR Act, any foreign Legal Requirement, the rules and regulations of the Nasdaq Stock Market, or any Purchase Order that has been Made Available to Parent in a complete and accurate form, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (A) the execution, delivery or performance of this Agreement by the Company; (B) to the Company’s Knowledge, the Shareholder Agreements; (C) the purchase of shares tendered pursuant to the Offer; or (D) the consummation of the Merger or any of the other Contemplated Transactions.

3.27 Fairness Opinion. The Company’s board of directors has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to the Company, to the effect that, as of the date of the opinion, the consideration to be received by the holders of Company Common Stock in the Offer and the Merger is fair to such holders from a financial point of view.

3.28 Financial Advisor. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission or expense reimbursement in connection with the Offer, the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has Made Available to Parent accurate and complete copies of all agreements under which any such fees, commissions, expenses or other amounts have been paid or may become payable (and describing any such fees, commissions, expenses or other amounts) and all indemnification and other agreements related to the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

3.29 Information Supplied.

(a) This Agreement (including the Disclosure Schedule) does not, and the certificate referred to in clause “(f)” of Exhibit B will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact relating to the Acquired Corporations; or (ii) omit to state any material fact necessary in order to make the Acquired Corporations’ representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders after the date hereof in connection with the Contemplated Transactions will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, none of the information supplied by or on behalf of the Company for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9, as applicable, are filed with the SEC or distributed or otherwise disseminated to shareholders of the Company or at any time between the time the Offer Documents and the Schedule 14D-9 are mailed to shareholders of the Company and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or mailed to shareholders of the Company or at the time of the Company Shareholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company or its Subsidiaries with respect to information supplied by or on behalf of Parent in writing for inclusion in the Schedule 14D-9 or the Proxy Statement. Each of the Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder as of the date it is filed with the SEC and, as applicable, at the time of its distribution or other dissemination to the Company’s Shareholders.

Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub represent and warrant to the Company as follows:

4.1 Valid Existence. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Montana.

4.2 Authority; Binding Nature of Agreement. Parent and Acquisition Sub have all necessary corporate right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the Offer or the Merger will: (a) conflict with any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub; (b) result in a default by Parent or Acquisition Sub under any Contract to which Parent or Acquisition Sub is a party, except for any default that will not have a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer; or (c) result in a violation by Parent or Acquisition Sub of any order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject, except for any violation that will not have a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

4.4 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC or distributed or otherwise disseminated to the shareholders of the Company or at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Parent or Acquisition Sub with respect to information supplied by or on behalf of the Company in writing for inclusion in the Offer Documents.

4.5 Consents. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Body is required to be obtained or made by or with respect to Parent or Acquisition Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Acquisition Sub or the consummation by Parent and Acquisition Sub of the Offer, the Merger or the other transactions contemplated hereby, except for: (a) the filing of a premerger notification and report form by Parent and Acquisition Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any foreign merger control law; (b) the filing of the Articles and Plan of Merger with the Secretary of State of the State of Montana; (c) compliance with the applicable requirements of the Exchange Act, including filing of the required amendments to the Schedule TO; (d) compliance with any applicable foreign or state securities or “blue sky laws”; and (e) any filings or notices required under the rules and regulations of the Nasdaq Stock Market.

4.6 Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor Acquisition Sub beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Company Common Stock, or is a party to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

4.7 Financial Advisors. Except for Morgan Stanley & Co., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission or expense reimbursement in connection with the Offer, the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

4.8 Funds. Parent or Acquisition Sub has, or will have at the Acceptance Time, sufficient funds available to satisfy the obligation to pay for shares of Company Common Stock in the Offer, and Parent or Acquisition Sub has, or will have at the Effective Time, sufficient funds available to satisfy the obligation to pay for shares of Company Common Stock pursuant to Section 2.5(a)(iii) in connection with the Merger.

Section 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to (to the extent permitted under applicable Legal Requirements): (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may reasonably deem necessary or appropriate with respect to the satisfaction by Parent or the Company of its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. All information exchanged pursuant to this Section 5.1 shall be subject to the provisions of the Confidentiality Agreement. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent (upon its reasonable request and to the extent permitted under applicable Legal Requirements) with copies of:

(i) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including: (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of shareholders’ equity and statements of cash flows; and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(ii) any written materials or communications sent by or on behalf of the Company to its shareholders;

(iii) any material notice, correspondence, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Contract and that is of the type sent in the ordinary course of business and in accordance with past practices);

(iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Offer or the Merger or any of the other Contemplated Transactions; and

(v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall: (A) ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and in accordance with past practices; and (B) exercise its commercially reasonable efforts to ensure that each of the Acquired Corporations conducts its business and operations in compliance in all material respects with all applicable Legal Requirements and the requirements of all Company Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each Acquired Corporation preserves intact its current business organization, keeps available the services of its current officers, consultants and employees and maintains its relations and goodwill with all suppliers, customers, producers, strategic partners, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with such Acquired Corporation; (iii) the Company shall keep in full force all insurance policies referred to in Section 3.19 (or reasonably equivalent policies); and (iv) the Company shall (to the extent reasonably requested by Parent and permitted under applicable Legal Requirements) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company’s business.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent which in the case of clauses “(viii),” “(ix),” “(xiv)” and (with respect to settlements, but not commencements, of Legal Proceedings) “(xvi)” shall not be unreasonably withheld, conditioned or delayed), and shall not permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities or rights, warrants or options to acquire any such shares or securities, other than: (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options; (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Option Plans; and (C) the acquisition by the Company of Company Options or Company Restricted Stock in accordance with their terms in effect as of the date of this Agreement in connection with the forfeiture of such awards;

(ii) sell, issue, grant or authorize the issuance or grant of, or materially amend the terms of: (A) any capital stock or other security; (B) any option, restricted stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or the vesting of Company Restricted Stock Units outstanding as of the date of this Agreement);

(iii) split, divide, subdivide, combine, consolidate or reclassify any of its capital stock or issue or authorize the issuance of any securities in lieu of or in substitution for shares of its capital stock;

(iv) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option or equity compensation plans, any provision of any agreement evidencing any outstanding stock option, any outstanding restricted stock unit or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding equity-based compensation award or other security or any related Contract;

(v) adopt, approve or implement any “poison pill” or similar rights plan or related agreement;

(vi) amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization or similar transaction;

(vii) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(viii) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $500,000 in the aggregate);

(ix) other than in the ordinary course of business and in accordance with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract with a term of greater than six months or involving obligations on the part of the Acquired Corporation in excess of $250,000, or seek to amend, amend or seek to terminate, terminate, or waive or exercise any material right or remedy under, any Material Contract;

(x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and in accordance with past practices), or waive or relinquish any material right;

(xi) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of the Company or such Acquired Corporation, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than: (1) trade payables and similar obligations incurred in the ordinary course of business and in accordance with past practices; (2) other indebtedness incurred, assumed or otherwise entered into in the ordinary course of business and in accordance with past practices (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) for additional amounts after the date hereof not in excess of $500,000 in the aggregate; (3) obligations incurred in connection with the Company’s entry into and performance of the obligations arising in connection with the Contemplated Transactions; and (3) any such indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder; or (B) other than for accounts receivable and similar arrangements extended in the ordinary course of business and in accordance with past practices, make any loans to any Person;

(xii) establish, adopt, terminate or amend any Employee Plan or any plan, practice, agreement, arrangement or policy that would be an Employee Plan if it was in existence on the date of this Agreement, pay any bonus or make any profit-sharing or similar payment to or for the benefit of, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its current or former directors, officers or employees (except that the Company may pay customary bonus payments in accordance with past practices and the bonus program Made Available to Parent);

(xiii) (A) hire any employee at the level of Vice President or above; (B) hire any employee with an annual base salary in excess of $100,000; or (C) promote any employee to a management level position except in order to fill a position vacated after the date of this Agreement;

(xiv) change in any material respect any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(xv) make any material Tax election;

(xvi) commence or settle any Legal Proceeding (except with respect to non-material disputes as may arise from time to time in the Company’s ordinary course of business);

(xvii) enter into any material transaction with any of its Affiliates (other than the Company and any Company Subsidiary) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise permitted pursuant to this Section 5.2(b); or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 5.2(b).

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) During the Pre-Closing Period, the Company shall promptly notify Parent orally and in writing of: (i) the occurrence or non occurrence of any event, condition, fact or circumstance that would be reasonably likely to cause: (A) any representation or warranty made by the Acquired Corporations in this Agreement to be untrue or inaccurate in any material respect at any time during such period; or (B) any of the conditions set forth in Exhibit B or in Section 7 not to be satisfied; (ii) the failure by the Company to comply with or satisfy any covenant, condition or agreement to be satisfied by it pursuant to this Agreement; (iii) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding commenced or (to its Knowledge) threatened, against, relating to or involving or otherwise affecting, any of the Acquired Corporations that relates to any of the Contemplated Transactions; or (iv) any event, condition, fact or circumstance that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 5.2(d) shall limit or otherwise affect any of the representations, warranties or covenants of the Company contained in this Agreement or any of the remedies available to Parent hereunder.

(e) During the Pre-Closing Period, Parent shall promptly notify the Company orally and in writing of: (i) the occurrence or non-occurrence of any event, condition, fact or circumstance that would be reasonably likely to cause: (A) any representation or warranty made by Parent or Acquisition Sub in this Agreement to be untrue or inaccurate in any material respect at any time during such period; or (B) any of the conditions set forth in clauses “(d)” and “(e)” of Exhibit B or in Section 7 not to be satisfied; or (ii) the failure by Parent or Acquisition Sub to comply with or satisfy any covenant, condition or agreement to be satisfied by either of them pursuant to this Agreement. No notification given to the Company pursuant to this Section 5.2(e) shall limit or otherwise affect any of the representations, warranties or covenants of Parent contained in this Agreement or any of the remedies available to the Company hereunder.

(f) The Company shall timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period from any current or former employee, consultant, officer, member of the board of directors or other Person upon termination of such Person’s service to any of the Acquired Corporations where the repurchase price per share is less than the Offer Price; provided, however, that the Company shall use reasonable efforts to notify Parent in writing at least 10 days in advance of any such repurchase and, notwithstanding the above, shall only exercise any such repurchase right to the extent consented to by Parent in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3 No Solicitation.

(a) The Company shall not (and shall not resolve or propose to) directly or indirectly, and shall ensure that each other Acquired Corporation and all Representatives of the Acquired Corporations do not (and do not resolve or propose to) directly or indirectly (other than with respect to Parent and Acquisition Sub): (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction or any Person (other than Parent and its Affiliates) under or pursuant to any applicable Takeover Statute) or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), prior to the Acceptance Time, Section 5.3(a) shall not prohibit the Company from furnishing non-public information regarding the Acquired Corporations to, or entering into discussions or negotiations with, any Person in response to (and in connection with) an unsolicited bona fide Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) no Acquired Corporation and no Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions of this Section 5.3; (ii) such Acquisition Proposal constitutes a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under applicable law; (iv) at least two business days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company and customary “standstill” provisions (which shall in no event be less favorable to the Company than the “standstill” provisions included in the Confidentiality Agreement), and containing other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement; and (v) prior to or concurrently with furnishing any such non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence that is taken by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of Section 5.3(a) by the Company.

(c) If the Company or any other Acquired Corporation or any of their respective Representatives receives an Acquisition Proposal or Acquisition Inquiry or any request for non-public information at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal, Acquisition Inquiry or request) advise Parent orally and in writing of such Acquisition Proposal, Acquisition Inquiry or request (including the identity of the Person making or submitting such Acquisition Proposal, Acquisition Inquiry or request, the material terms and conditions thereof, and, if available, any written documentation received by such Acquired Corporation setting forth such terms and conditions). The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, Acquisition Inquiry or request and any modification or proposed modification thereto and shall promptly (and in no event later than 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 5.3.

(d) The Company shall, and shall ensure that each other Acquired Corporation and all Representatives of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation, encouragement, discussions or negotiations with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company agrees not to release or permit the release of any Person from, or to amend or waive or permit the amendment or waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also shall promptly: (i) request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal or equity investment to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations; and (ii) prohibit any third party from having access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

(f) Except as permitted by Section 5.3(g), neither the board of directors of the Company nor any committee thereof shall: (i)(A) withdraw or modify in a manner adverse to Parent or Acquisition Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if it shall no longer be unanimous); or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Acquisition Proposal, or resolve, agree or propose to take any of the actions contemplated by clauses “(A)” or “(B)” (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”); or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to, contemplates or is reasonably likely to result in, an Acquisition Transaction, other than a confidentiality agreement referred to in Section 5.3(b) (an “Acquisition Agreement”) or resolve, agree or propose to take any such action.

(g) Notwithstanding anything to the contrary contained in Section 5.3(f), the board of directors of the Company may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change and thereafter may cause the Company to terminate this Agreement in accordance with Section 8.1(f) and concurrently with such termination cause the Company to enter into a Specified Definitive Acquisition Agreement in accordance and subject to compliance with the provisions of Section 8.1(f), if: (i) an unsolicited bona fide, written Acquisition Proposal that did not otherwise result from a breach of the provisions of this Section 5.3 is made to the Company and is not withdrawn; (ii) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Offer; (iii) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, an Adverse Recommendation Change is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements; (iv) prior to effecting such Adverse Recommendation Change, the Company’s board of directors shall have given Parent at least three days’ written notice: (A) that it has received a Superior Offer not in violation of the provisions of this Section 5.3; (B) that it intends to make an Adverse Recommendation Change; and (C) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto) (it being understood and agreed that any change to the consideration payable in connection with such Superior Offer or any other material modification thereto shall require a new three days’ advance written notice by the Company); (v) during any such three day notice period(s), if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that no Adverse Recommendation Change is legally required as a result of such Superior Offer; and (vi) at the end of any such three day notice period, the failure to make an Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of the Company’s board of directors to the Company’s shareholders under applicable Legal Requirements in light of such Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(v)” or otherwise).

(h) Notwithstanding anything to the contrary contained in Section 5.3(f), the board of directors of the Company may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change, if: (i) there shall occur or arise after the date of this Agreement a material event, material development or material change in circumstances that relates to the Acquired Corporations but does not relate to any Acquisition Proposal that was not known to any of the Acquired Corporations on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Acquired Corporations as of the date hereof), which event, development or change in circumstance, or any material consequences thereof, becomes known to the Acquired Corporations prior to the Acceptance Time (any such material event, material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (ii) no Acquired Corporation, and no Representative of any Acquired Corporation, had Knowledge, as of the date of this Agreement, that there was a reasonable possibility that such Intervening Event could occur or arise after the date of this Agreement; (iii) the Company provides Parent, at least two business days prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Intervening Event may require the Company to make an Adverse Recommendation Change pursuant to clause “(A)” of the definition of Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Intervening Event; (iv) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Intervening Event, an Adverse Recommendation Change pursuant to clause “(A)” of the definition of Adverse Recommendation Change is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements; (v) no Adverse Recommendation Change pursuant to clause “(A)” of the definition of Adverse Recommendation Change has been made for five business days after receipt by Parent of a written notice from the Company confirming that the Company’s board of directors has determined that the failure to make such an Adverse Recommendation Change in light of such Intervening Event would constitute a breach of its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements; (vi) during such five business day notice period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that no such Adverse Recommendation Change is legally required as a result of such Intervening Event; and (vii) at the end of such five business day notice period, the failure to make such Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of the Company’s board of directors to the Company’s shareholders under applicable Legal Requirements in light of such Intervening Event (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(vi)” or otherwise).

(i) Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from: (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; or (ii) making any disclosure to its shareholders if the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that failure to do so would be a breach of its fiduciary obligations to the Company’s shareholder under applicable Legal Requirements; provided, however, that this Section 5.3(i) shall not be deemed to permit the board of directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause “(ii)” of Section 5.3(f) except, in each case, to the extent permitted by Section 5.3(g) and Section 5.3(h).

Section 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Shareholder Approval; Proxy Statement.

(a) If the approval of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, take all action necessary or advisable under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the approval of this Agreement (the “Company Shareholders Meeting”). The Company shall ensure that all proxies solicited in connection with the Company Shareholders Meeting are solicited in compliance with all applicable Legal Requirements, and shall, through the Company’s board of directors, recommend to its shareholders that they give the Required Company Shareholder Vote, except to the extent that the Company’s board of directors shall have made an Adverse Recommendation Change as permitted by Section 5.3.

(b) If the approval of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, as soon as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, prepare and file with the SEC the Proxy Statement, and shall: (i) cause the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Legal Requirements; (ii) respond promptly to any comments received from the SEC or its staff; and (iii) cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable. The Company shall give Parent a reasonable opportunity to comment on the Proxy Statement, any correspondence with the SEC or its staff (including any staff comments on the Proxy Statement) or any proposed material to be included in or with the Proxy Statement prior to transmission to the SEC or its staff and shall not, except as may be required under the Exchange Act, transmit any such document or material to which Parent reasonably objects. The Company shall respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement, and shall correct promptly any information in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. If at any time prior to the Company Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and, after obtaining the consent of Parent to such amendment or supplement (which consent shall not be unreasonably withheld, conditioned or delayed), shall promptly transmit such amendment or supplement to the Company’s shareholders.

(c) Notwithstanding anything to the contrary contained in this Agreement, if Acquisition Sub shall own, by virtue of the Offer or otherwise, at least 80% of the outstanding shares of Company Common Stock, Parent may, in its discretion, cause the merger of the Company into Acquisition Sub to become effective as soon as practicable following the time such ownership is first obtained, without a shareholders’ meeting, in accordance with Section 35-1-818 of the MBCA.

(d) If the approval of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, Parent agrees to cause all shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiary of Parent to be voted in favor of the approval of this Agreement at the Company Shareholders Meeting.

6.2 Regulatory Approvals.

(a) Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger, the other Contemplated Transactions and the Shareholder Agreements, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notification and report forms required to be filed under the HSR Act and any notification or other document required to be filed under any applicable foreign antitrust or competition-related Legal Requirement in connection with the Offer, the Merger, the other Contemplated Transactions and the Shareholder Agreements. The Company and Parent shall respond as promptly as practicable to: (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (b) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or related matters. At the request of Parent, the Company shall divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Offer or the Merger.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 6.2(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (i) consult with the other prior to taking a position with respect to any such filing; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any

Governmental Body by or on behalf of any party hereto in connection with any Legal Proceeding related solely to this Agreement or the transactions contemplated hereby (including any such Legal Proceeding relating to any antitrust, competition or fair trade Legal Requirement); (iii) coordinate with the other in preparing and exchanging such information; and (iv) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body related solely to this Agreement or the Contemplated Transactions.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirements applicable to the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.2(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d) Subject to Section 6.2(e), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 6.2(e), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer, the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer, the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger.

(e) Notwithstanding anything to the contrary contained in Section 6.2 or elsewhere in this Agreement, neither Parent nor Acquisition Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or any of the Acquired Corporations to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Corporations to take or agree to take) any other action or agree (or cause any of its Subsidiaries or any of the Acquired Corporations to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the Offer or the Merger or any of the other Contemplated Transactions.

6.3 Employee Benefits.

(a) Except as specified herein, the Company shall not take (or cause or permit to be taken) any action to terminate any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participates); provided, however, that unless directed otherwise in writing by Parent at least two business days prior to the Acceptance Time, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate any plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”), with such termination effective as of the day immediately prior to the date on which the Acceptance Time occurs with respect to any such

401(k) Plan. Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the date on which the Acceptance Time occurs) pursuant to resolutions of the board of directors of the Company or applicable Acquired Corporation, as the case may be. If directed in writing by Parent prior to the Effective Time, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate any employee benefit plan that is not a 401(k) Plan, with such termination effective as of immediately prior to the Effective Time with respect to any such employee benefit plan. Any resolutions with respect to the foregoing actions shall be in a reasonable form provided by Parent or, if directed by Parent, in a form provided by the Company and subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably request.

(b) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, paid time off policy and 401(k) plans, to substantially the same extent as similarly situated employees of Parent, as soon as administratively practicable following the Closing; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate and vest in such plans (except to the extent such service credit would result in benefit accruals under any defined benefit plan or a duplication of benefits), such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations or a predecessor company prior to the Effective Time to the same extent as such service was recognized under any analogous Employee Plan in effect immediately prior to the Effective Time.

(c) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the transactions contemplated by this Agreement, the Company shall cooperate with Parent to ensure that such notification or consultation requirements are complied with prior to the Acceptance Time or Effective Time, as applicable. Prior to the Effective Time, no Acquired Corporation shall communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which approval shall not be unreasonably withheld.

(d) Nothing in this Section 6.3 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Subsidiaries a third party beneficiary of this Section 6.3 or provide any such employee any rights relating hereto.

6.4 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company’s articles of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) Made Available to Parent, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and consistent with Montana law) for a period of six years from the Effective Time.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 200% of the annual premium paid prior to the date hereof by the Company for the Existing D&O Policy (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Parent and the Surviving Corporation shall have the right in lieu of the foregoing to purchase a tail policy with substantially the same coverage.

6.5 Public Announcement. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other Contemplated Transactions or the Shareholder Agreements, except for press releases or public statements containing in all material respects only such information as has been previously and properly disclosed. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, make any disclosure to employees of any of the Acquired Corporations regarding employee compensation, employment offers, positions or other employment related matters, unless Parent shall (prior thereto) have approved such disclosure.

6.6 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its officers or directors relating to any of the Contemplated Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consents not to be unreasonably withheld or delayed).

6.7 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock, Company Options and Company Restricted Stock Units in connection with the transactions contemplated by this Agreement by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

6.8 Resignation of Officers and Directors. Subject to the provisions of Section 1.3, the Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing (effective as of the Effective Time) the resignation of each officer and director of each of the Acquired Corporations.

6.9 Rule 14d–10 Matters. Prior to the Acceptance Time, the Company (acting through the board of directors of the Company and its compensation committee) shall take all such steps as may be required to cause to be exempt under Rule 14d–10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into on or after the date hereof by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such Rule.

6.10 Delisting. From the Acceptance Time to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements (including the rules and regulations of Nasdaq Stock Market) to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7. CONDITIONS PRECEDENT TO THE MERGER

The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 Shareholder Approval. If required by applicable Legal Requirements in order to consummate the Merger, this Agreement shall have been duly approved by the Required Company Shareholder Vote.

7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, however, that prior to invoking this Section 7.2, a party shall have taken all actions required of such party under this Agreement to have any such injunction, order or Legal Requirement or other prohibition lifted.

7.3 Consummation of Offer. Acquisition Sub shall have accepted for payment and paid for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (other than in the case of Section 8.1(a), by written notice of the terminating party (acting through such party’s board of directors or its designee) to the other parties):

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time (notwithstanding receipt of the Required Company Shareholder Vote);

(b) by either Parent or the Company at any time prior to the Effective Time (notwithstanding receipt of the Required Company Shareholder Vote) if a court or other Governmental Body of competent jurisdiction shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of: (i) permanently restraining, enjoining or otherwise prohibiting: (A) the acquisition or acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer; or (B) the Merger; or (ii) making the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger, illegal; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company at any time prior to the Acceptance Time if the Offer shall have expired or shall have been terminated in accordance with the terms of this Agreement (including Exhibit B) without Acquisition Sub having accepted shares of Company Common Stock for payment pursuant to the Offer; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if: (A) the failure of Acquisition Sub to accept shares of Company Common Stock for payment pursuant to the Offer is attributable to the failure of an Offer Condition to be satisfied; and (B) the failure of such Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate this Agreement, to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Time; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a);

(d) by either Parent or the Company if the Acceptance Time shall not have occurred on or prior to March 31, 2010 (the “Outside Date”); provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if: (A) the failure of the Acceptance Time to occur on or prior to the Outside Date is attributable to the failure of an Offer Condition to be satisfied; and (B) the failure of such Offer Condition to be satisfied is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Time; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a);

(e) by Parent at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(f) by the Company at any time prior to the Acceptance Time in order to accept a Superior Offer and enter into a binding, written, definitive Acquisition Agreement providing for the consummation of the transaction contemplated by such Superior Offer (the “Specified Definitive Acquisition Agreement”), if: (i) the Company and its board of directors shall have satisfied all of the notice, negotiation and other requirements set forth in Section 5.3(g) with respect to such Superior Offer and the negotiation period(s) described therein shall have expired; (ii) the Company shall have made the payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c); and (iii) concurrently with such termination, the Company enters into the Specified Definitive Acquisition Agreement upon termination of this Agreement pursuant to this Section 8.1(f);

(g) by Parent at any time prior to the Acceptance Time if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in clause “(a)” of Exhibit B would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) the Company shall have failed to perform any of its covenants or agreements contained in this Agreement, such that the condition set forth in clause “(b)” of

Exhibit B would not be satisfied; provided, however, that if (A) any inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform any of the Company’s covenants or agreements is curable by the Company prior to the earlier of the Outside Date or 30 days after the date on which the Company is notified by Parent in writing of such inaccuracy or failure to perform; and (B) the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or failure to perform, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to perform shall have been fully cured; provided, further, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if Parent of Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(h) by the Company at any time prior to the Acceptance Time if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded) and such inaccuracy has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer; or (ii) Parent shall have failed to perform any of its covenants or agreements contained in this Agreement and such failure has a material adverse effect on Acquisition Sub’s ability to purchase and pay for the shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that if: (A) any inaccuracy of any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform Parent’s covenants or agreements is curable by Parent prior to the earlier of the Outside Date or 30 days after the date on which Parent is notified by the Company in writing of such breach or failure to perform; and (B) Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or failure to perform, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to perform shall have been fully cured; provided, further, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(i) by Parent at any time prior to the Acceptance Time if: (i) a Company Material Adverse Effect shall have occurred; or (ii) any event shall have occurred or circumstance shall have arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) Section 6.6, this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement, other than Section 8 thereof) shall survive the termination of this Agreement and shall remain in full force and effect (it being understood that Section 8 of the Confidentiality Agreement has been superseded by this Agreement and has no further force or effect and nothing contained in the Confidentiality Agreement shall impact Parent’s rights or remedies with respect to fraud); (ii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in any representation or warranty contained in this Agreement or fraud or any deliberate, willful and material breach of any covenant or agreement contained in this Agreement; provided, however, that if it shall be judicially determined that termination of this Agreement was caused by a deliberate, willful and material breach, then in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement found to have deliberately, willfully and materially breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as fees and expenses incident to the negotiation and execution of this Agreement and related documents and the Company Shareholders Meeting and consents obtained in connection with the Contemplated Transactions; and (iii) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any shares of Company Common Stock accepted for payment pursuant to the Offer prior to such termination.

8.3 Expenses; Termination Fees.

(a) Except as set forth in Section 8.2 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that:

(i) Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (A) the filing, printing and mailing of the Offer Documents, Schedule 14D-9 and the Proxy Statement and any amendments or supplements thereto; (B) the retention of any information agent, depositary or other service provider in connection with the Offer; and (C) the filing by Parent and the Company of the premerger notification and report forms relating to the Contemplated Transactions under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition-related Legal Requirement; and

(ii) if this Agreement is terminated: (A)(1) by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) or by Parent pursuant to Section 8.1(g) (in the case of Section 8.1(g)(i), only in the event of a willful breach of the Company’s representations or warranties contained in this Agreement); and (2) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; or (B) by Parent pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(f), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(b) or Section 8.3(c)), in each of clause “(A)” and “(B)” of this sentence, the Company shall make a non-refundable cash payment to Parent, at the time specified in the next sentence, in an amount equal to $3,640,000 (or, if higher, the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and the Shareholder Agreements and otherwise in connection with the Offer, the Merger or any of the other Contemplated Transactions and the Shareholder Agreements); provided, however, in the event the Company is required to make such payment pursuant to this Section 8.3(a)(ii), no additional payment of expenses shall be due to Parent pursuant to Section 8.2 for deliberate, willful and material breach (it being understood, however, that Parent’s other remedies, if any, shall not be affected by any payments under Section 8.2 or 8.3).

In the case of termination of this Agreement by the Company pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(f), any non-refundable payment required to be made pursuant to clause “(ii)” of the proviso to Section 8.3(a) shall be made by the Company prior to or at the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(c),

Section 8.1(d), Section 8.1(e) or Section 8.1(g), any non-refundable payment required to be made pursuant to clause “(ii)” of the proviso to Section 8.3(a) shall be made by the Company within two business days after such termination.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) or by Parent pursuant to Section 8.1(g) (in the case of Section 8.1(g)(i), only in the event of a willful breach of the Company’s representations or warranties contained in this Agreement) and: (i) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (ii) within 18 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement contemplating an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent, in cash at the earlier of the time such Acquisition Transaction is consummated or the time such definitive agreement is executed, a non-refundable fee in the amount of $14,560,000; provided, however, that: (A) any payment made by the Company pursuant to Section 8.3(a)(ii) shall be credited against the fee payable under this Section 8.3(b); and (B) in the event the Company is required to make such payment pursuant to this Section 8.3(b), no additional payment of expenses shall be due to Parent pursuant to Section 8.2 for deliberate, willful and material breach (it being understood, however, that Parent’s other remedies, if any, shall not be affected by any payments under Section 8.2 or 8.3).

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(f), then the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.3(a)), a non-refundable fee in the amount of $14,560,000; provided, however, that any payment made by the Company pursuant to Section 8.3(a) shall be credited against the fee payable under this Section 8.3(c). In the case of termination of this Agreement by Parent pursuant to Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(f), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination.

(d) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.3, are an integral part of the Contemplated Transactions, that such fees would constitute liquidated damages in a reasonable amount that will compensate Parent and Acquisition Sub in the circumstances where such fee is payable, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails to pay when due any amount payable under this Section 8.3, then: (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e) The fees payable pursuant to this Section 8.3 shall be paid by the Company free and clear of all deductions or withholdings. In the event that a deduction or withholding is required by applicable Legal Requirements, the Company shall pay such additional amount as shall be required to ensure that the net amount received by Parent shall equal the full amount which would have been received by it, had no such deduction or withholding been required to be made, and the Company shall indemnify Parent for such withholding or deductions, and interest, additions to tax and penalties thereon.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time prior to the Effective Time, whether before or after the approval of this Agreement by the Company’s shareholders; provided, however, that after any such approval of this Agreement by the Company’s shareholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver. At any time prior to the Effective Time, the parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso to the first sentence of Section 9.1 and to the extent permitted by applicable Legal Requirements, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained herein. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger. This Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.4 Entire Agreement; Counterparts. This Agreement (including all Exhibits and Schedules hereto) and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement (other than Section 8 thereof) shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (it being understood, however, that with respect to any matters of corporate law required to be governed by the laws of the State of Montana, such laws shall apply).

(b) In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action.

(c) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(c).

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3 (or other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3 (or other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights, interests or obligations hereunder may be assigned by the Company, in whole or in part, by operation of law or otherwise, without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than (i) the parties hereto and (ii) the Indemnified Persons to the extent of their respective rights pursuant to Section 6).

9.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Acquisition Sub:

Applied Materials, Inc.

2881 Scott Boulevard, M/S 2064

Santa Clara, CA 95050

Attention: Joseph Sweeney, Senior Vice President,

                 General Counsel and Corporate Secretary

Facsimile: (408) 563-4635

and to:

Applied Materials, Inc.

3050 Bowers Avenue, M/S 0105

Santa Clara, CA 95054

Attention: Greg Psihas, Vice President,

                 Corporate Business Development

Facsimile: (408) 986-7260

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

1950 University Avenue, Suite 500

East Palo Alto, CA 94303

Attention: Keith A. Flaum

                 Lorenzo Borgogni

Facsimile: 650-845-7333

if to the Company:

Semitool, Inc.

655 West Reserve Drive

Kalispell, MT 559932

Attention: Richard Hegger, Vice President, General Counsel and Secretary

Facsimile: 406-752-5522

with a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP

1201 Third Avenue, Suite 2200

Seattle, WA 98101

Attention: Marcus J. Williams

Facsimile: 206-757-7999

9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement and the Shareholder Agreements.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.12 Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by Parent or Acquisition Sub, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to obtain, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach; this being in addition to any other remedy to which any such party is entitled at law or in equity.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement herein shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

APPLIED MATERIALS, INC.

By:	/s/ Randhir Thakur
Name:	Randhir Thakur
Title:	Vice President

JUPITER ACQUISITION SUB, INC.

By:	/s/ Thomas Edman
Name:	Thomas Edman
Title:	President

SEMITOOL, INC.

By:	/s/ Raymon Thompson
Name:	Raymon Thompson
Title:	Chairman and CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A and Exhibit B):

Acceptance Time. “Acceptance Time” shall mean the first time as of which Acquisition Sub accepts any shares of Company Common Stock for payment pursuant to the Offer.

Acquired Corporation Returns. “Acquired Corporation Returns” shall have the meaning set forth in Section 3.16(a).

Acquired Corporations. “Acquired Corporations” shall mean, collectively, the Company and the Company Subsidiaries.

Acquisition Agreement. “Acquisition Agreement” shall have the meaning set forth in Section 5.3(f).

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Affiliates) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent or any of its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Sub. “Acquisition Sub” shall have the meaning set forth in the preamble to this Agreement.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Acquired Corporations or the surviving entity in a merger or the resulting direct or indirect parent of such Acquired Corporation or surviving entity; or (iii) in which any of the Acquired Corporations issues securities representing 15% or more of the outstanding securities of any class of voting securities of any of the Acquired Corporations (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of any of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Adjusted Outstanding Share Number. “Adjusted Outstanding Share Number” shall have the meaning set forth in Section 1.1(b).

Adverse Action. “Adverse Action” shall have the meaning set forth in Section 1.3(c).

Adverse Recommendation Change. “Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(f).

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Articles of Merger. “Articles of Merger” shall have the meaning set forth in Section 2.3.

Certifications. “Certifications” shall have the meaning set forth in Section 3.4(a).

C.F.R. “C.F.R.” shall have the meaning set forth in Section 3.15(d).

Closing. “Closing” shall have the meaning set forth in Section 2.3.

Closing Date. “Closing Date” shall have the meaning set forth in Section 2.3.

COBRA. “COBRA” shall have the meaning set forth in Section 3.17(d).

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company. “Company” shall have the meaning set forth in preamble to this Agreement.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Corporations or any Company Affiliate.

Company Board Recommendation. “Company Board Recommendation” shall have the meaning set forth in Section 1.2(a).

Company Common Stock. “Company Common Stock” shall mean the Common Stock, no par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is bound or may, on the basis of an executory obligation as of the date of this Agreement or entered into by the Company as permitted hereunder, become bound in the future, or under which any of the Acquired Corporations has, or may, on the basis of an executory obligation as of the date of this Agreement or entered into by the Company as permitted hereunder, be subject to any obligation; or (c) under which any of the Acquired Corporations has or may, on the basis of an obligation executory as of the date of this Agreement or entered into by the Company as permitted hereunder, acquire any right or interest.

Company Financial Statements. “Company Financial Statements” shall mean the: (a) audited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2007 and September 30, 2008 and the related audited consolidated statements of operations, statements of shareholders’ equity and statements of cash flows of the Company and its Subsidiaries for the years then ended, including the notes thereto and the reports of Grant Thornton thereon; and (b) unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2009 and the related unaudited consolidated statements of operations, statements of shareholders’ equity and statements of cash flows of the Company and its Subsidiaries for the nine months then ended.

Company Intellectual Property. “Company Intellectual Property” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property in which any of the Acquired Corporations has (or purports to have) an ownership interest or a license, or that is otherwise used or to be used in the business of any of the Acquired Corporations as currently conducted or as currently proposed to be conducted.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, is or could reasonably be expected to have a material adverse effect on: (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Acquired Corporations, taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under this Agreement; provided, however, that none of the following shall be deemed, in and of itself, to constitute a Company Material Adverse Effect: (i) adverse economic, business, financial or regulatory conditions that generally affect the semiconductor industry and that do not disproportionately affect the Acquired Corporations relative to the other participants in such industry; (ii) changes to the economy or financial markets (including credit markets) generally and that do not disproportionately affect the Acquired Corporations relative to the other participants in such industry (iii) any change in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume, other than the announcement of the Offer, the identity of Parent or other disclosures by or concerning the Offer or Parent, may be taken into account in determining whether there has been a Company Material Adverse Effect); (iv) any loss of employees, customers or suppliers by the Company that is directly attributable to the announcement of this Agreement; (v) the failure of the Company to meet securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); or (vi) any failure on the part of any party (other than any Acquired Corporation) to any Company Contract to provide its consent with respect to the Contemplated Transactions under any anti-assignment, change-in-control or similar clause in such Company Contract, in any case solely to the extent that the need to obtain such consent arises from the merger of the Company into Acquisition Sub in accordance with Section 6.1(c).

Company Option Plans. “Company Option Plans” shall mean, collectively, the Company’s Amended and Restated 1994 Stock Option Plan, 2004 Stock Option Plan and 2007 Stock Incentive Plan.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, no par value per share, of the Company.

Company Product. “Company Product” shall mean any product (including equipment for use in the fabrication of semiconductor devices, surface preparation systems, tools, parts and components) or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Acquired Corporation; or (b) currently under development by or for any Acquired Corporation (whether or not in collaboration with another Person).

Company Product Software. “Company Product Software” shall mean any software (regardless of whether such software is owned by an Acquired Corporation or licensed to an Acquired Corporation by a third party, and including firmware and other software embedded in hardware devices) contained or included in or provided with any Company Product or used directly in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

Company Real Property. “Company Real Property” shall have the meaning set forth in Section 3.8(b).

Company Restricted Stock. “Company Restricted Stock” shall mean shares of Company Common Stock subject to vesting or other lapse restrictions (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Restricted Stock Unit. “Company Restricted Stock Unit” shall mean any unit or award granted (whether granted by the Company pursuant to the Company Option Plans or otherwise issued or granted): (a) denominated in units or shares; and (b) pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Common Stock or the cash equivalent thereof upon such holder’s continued service with or employment by the Acquired Corporations or any Company Affiliate and/or upon the satisfaction or attainment of one or more performance milestones.

Company SEC Documents. “Company SEC Documents” shall mean each report, schedule, registration statement, proxy, form, statement or other document filed with, or furnished to, the SEC by the Company.

Company Shareholders Meeting. “Company Shareholders Meeting” shall have the meaning set forth in Section 6.1(a).

Computer Software. “Computer Software” shall mean computer software, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

Company Subsidiary. “Company Subsidiary” shall mean each of Semitool Europe Ltd., Semitool Halbleitertechnik Vertriebs GmbH, Semitool France SARL, Semitool Italia SRL, Semitool Japan Inc., Semitool Korea, Inc., Semitool (Asia) Pte Ltd., Rhetech, Inc., Semitool Austria GmbH, Semitool Israel, Limited, Semitool Schweiz GmbH, Semitool Semiconductor Equipment Technology (Shanghai) Co., LTD., Semitool (Taiwan) Inc. and Semitool (Philippines) Inc.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of September 22, 2009, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean all actions and transactions contemplated by this Agreement, including: (a) the Offer and the acceptance for payment and acquisition of shares of Company Common Stock pursuant to the Offer; and (b) the Merger.

Continuing Directors. “Continuing Directors” shall have the meaning set forth in Section 1.3(a).

Continuing Employees. “Continuing Employees” shall have the meaning set forth in Section 6.3(b).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Current Inventory. “Current Inventory” shall have the meaning set forth in Section 3.7(d).

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 and that has been delivered by the Company to Parent on the date hereof and signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

EDGAR. “EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

Effective Time. “Effective Time” shall have the meaning set forth in Section 2.3.

Employee Plans. “Employee Plans” shall have the meaning set forth in Section 3.17(a).

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, license, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Enforceability Exceptions. “Enforceability Exceptions” shall mean: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall have the meaning set forth in Section 3.18.

ERISA. “ERISA” shall have the meaning set forth in Section 3.17(a).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Existing D&O Policy. “Existing D&O Policy” shall have the meaning set forth in Section 6.4(b).

Expiration Date. “Expiration Date” shall have the meaning set forth in Section 1.1(d).

Foreign Plan. “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any liability; (b) any Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Employee Plan that covers or has covered any former or current employee, consultant or director of any of the Acquired Corporations whose services are or have been performed primarily outside of the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement (including any of the foregoing that relate to export control); or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, any court or other tribunal and any stock exchange or self-regulatory organization).

Grant Date. “Grant Date” shall have the meaning set forth in Section 3.3(b).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnified Persons. “Indemnified Persons” shall have the meaning set forth in Section 6.4(a).

Initial Expiration Date. “Initial Expiration Date” shall have the meaning set forth in Section 1.1(d).

Intellectual Property. “Intellectual Property” shall mean, collectively: (a) all United States and non-United States registered, unregistered and pending: (i) trade names, trade dress, trademarks, service marks, assumed names, business names and logos, internet domain names and URLs and all registrations and applications therefore (“Trademarks”), and the goodwill symbolized thereby; (ii) copyrights (including those in Computer Software), and all registrations and applications therefor; and (iii) Patents; and (b) all: (i) Computer Software; (ii) websites and webpages and related items, and all intellectual property and proprietary rights incorporated therein; and (iii) other intellectual property and proprietary rights, including rights of publicity, privacy, moral rights and rights of attribution.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all past and present rights of the following types, which exist or have been created under the Legal Requirements of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) Trademark and trade name rights and similar rights; (c) trade secret rights; (d) Patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Intervening Event. “Intervening Event” shall have the meaning set forth in Section 5.3(h).

Knowledge. A fact or other matter shall be deemed to be within the “Knowledge” of the Company if any member of the board of directors of any of the Acquired Corporations or any executive officer of the Company has knowledge or is aware of such fact or other matter.

Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 3.8(b).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market).

Made Available. “Made Available” shall mean, with respect to any documents or other materials relating to the Acquired Corporations, that such documents or other materials were actually delivered by the Company to Parent or its counsel at least two business days prior to the date hereof or were at any time available for a continuous period of at least 72 hours between September 1, 2009 and at least two business days prior to the date hereof located in the electronic data room organized by the Company in connection with the diligence investigation conducted by Parent; provided, however, that with respect to any documents or other material first posted to the electronic data room within less than 72 hours prior to the execution of this Agreement, such documents or other materials were available for a continuous period of at least 12 hours prior to and ending at the time of such execution.

Material Contract. “Material Contract” shall have the meaning set forth in Section 3.10(a).

Material of Environmental Concern. “Material of Environmental Concern” shall have the meaning set forth in Section 3.18.

Maximum Premium. “Maximum Premium” shall have the meaning set forth in Section 6.4(b).

MBCA. “MBCA” shall have the meaning set forth in Section 1.2(a).

Merger. “Merger” shall have the meaning set forth in Recital B.

Merger Price. “Merger Price” shall have the meaning set forth in Section 2.5(a).

Minimum Condition. “Minimum Condition” shall have the meaning set forth in Section 1.1(b).

Most Recent Balance Sheet. “Most Recent Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2009 included in the Company Financial Statements.

Offer. “Offer” shall have the meaning set forth in Recital B.

Offer Commencement Date. “Offer Commencement Date” shall have the meaning set forth in Section 1.1(b).

Offer Conditions. “Offer Conditions” shall have the meaning set forth in Section 1.1(b).

Offer Documents. “Offer Documents” shall have the meaning set forth in Section 1.1(e).

Offer Price. “Offer Price” shall have the meaning set forth in Recital B.

Offer to Purchase. “Offer to Purchase” shall have the meaning set forth in Section 1.1(e).

Outside Date. “Outside Date” shall have the meaning set forth in Section 8.1(d).

Owned Real Property. “Owned Real Property” shall have the meaning set forth in Section 3.8(a).

Parent. “Parent” shall have the meaning set forth in the preamble to this Agreement.

Patents. “Patents” shall mean patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other action by a Governmental Body which provides rights beyond the original expiration date of any of the foregoing.

Payment Agent. “Payment Agent” shall have the meaning set forth in Section 2.6(a).

Payment Fund. “Payment Fund” shall have the meaning set forth in Section 2.6(a).

PBGC. “PBGC” shall have the meaning set forth in Section 3.17(g).

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 5.1.

Proxy Statement. “Proxy Statement” shall mean the proxy of the Company to be sent to the Company’s shareholders in connection with the Company Shareholders Meeting.

Purchase Order. “Purchase Order” shall have the meaning set forth in Section 3.9(b).

Registered IP. “Registered IP” shall mean all Intellectual Property that is registered, filed, issued or granted under the authority of, with or by any Governmental Body, including all Patents, registered copyrights, registered mask works, registered Trademarks, domain names and all applications for any of the foregoing.

Representatives. “Representatives” shall mean any officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Required Company Shareholder Vote. “Required Company Shareholder Vote” shall have the meaning set forth in Section 3.25.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

Schedule 14D-9. “Schedule 14D-9” shall have the meaning set forth in Section 1.2(b).

Schedule TO. “Schedule TO” shall have the meaning set forth in Section 1.1(e).

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shareholder Agreements. “Shareholder Agreements” shall have the meaning set forth in Recital C.

Specified Definitive Acquisition Agreement. “Specified Definitive Acquisition Agreement” shall have the meaning set forth in Section 8.1(f).

Stock Certificates. “Stock Certificates” shall have the meaning set forth in Section 2.6(b).

Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 3.3 (adjusted to reflect any changes in capitalization permitted under the Agreement), 3.23, 3.25 and 3.27 of this Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide Acquisition Proposal that, if consummated, would result in a Person or “group” (as defined in the Exchange Act and the rules thereunder) owning, directly or indirectly: (a) 50% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 50% or more of such class) of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity; or (b) 50% or more of the assets of the Acquired Corporations, taken as a whole, which the board of directors of the Company determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, is: (i) more favorable to the Company’s shareholders from a financial point of view than the terms of the Offer or the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making the proposal (including any changes to the terms of this Agreement proposed by Parent to the Company in response to such proposal or otherwise, and any fees payable by the Company hereunder); and (ii) is reasonably likely to be consummated on the terms proposed; provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Offer” if it is subject to any financing conditions.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 2.1.

Takeover Statute. “Takeover Statute” shall have the meaning set forth in Section 3.23.

Tax. “Tax” shall mean any tax (including taxes based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, and shall include any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Top-Up Option. “Top-Up Option” shall have the meaning set forth in Section 1.4(a).

Top-Up Shares. “Top-Up Shares” shall have the meaning set forth in Section 1.4(a).

Trademark. “Trademark” shall have the meaning set forth in the definition of Intellectual Property.

Trade Secrets. “Trade Secrets” shall mean any: (a) trade secrets; or (b) any confidential unpatented or unpatentable invention or technology, know-how, processes, technical information, formulae, developments, discoveries, compounds, molecules, protocols, reagents, experiments, lab results, data of any type whatsoever (including analytical and quality control and stability data), tests and test data (including pharmacological, chemical, toxicological and clinical test data), development tools, practices, techniques, methods, specifications, formulations, diagrams, studies and procedures, concepts, ideas, research and development, business plans, strategies or other confidential information or materials, and all rights in any tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, specimens, studies and summaries, which, in the case of the items included in this clause “(b)” have value or confer a competitive advantage to the owner thereof due to not being generally known or publicly disseminated.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made an Adverse Change Recommendation; (b) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation; (c) the board of directors of the Company fails to reaffirm unanimously and publicly its recommendation of this Agreement, the Offer and the Merger, within five business days (or, if earlier, prior to the Acceptance Time) after Parent requests in writing that such recommendation be reaffirmed publicly; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced by a Person other than Parent or an Affiliate of Parent and the Company shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Acceptance Time), a statement disclosing that the Company recommends rejection of such competing tender or exchange offer and reaffirming its recommendation of this Agreement, the Offer and the Merger; (e) an Acquisition Proposal is publicly announced by a Person other than Parent or an Affiliate of Parent, and the Company fails to issue a press release that reaffirms unanimously its recommendation of this Agreement, the Offer and the Merger, within five business days (or, if earlier, prior to the Acceptance Time) after such Acquisition Proposal is publicly announced; (f) the Company or any Representative of the Company shall have breached any of the provisions set forth in Section 5.3 in any material respect; or (g) any shareholder of the Company owning 5% or more of the Company Common Stock who has executed and delivered a Shareholder Agreement shall have materially breached such Shareholder Agreement.

WARN Act. “WARN Act” shall have the meaning set forth in Section 3.17(w).

EXHIBIT B

CONDITIONS TO THE OFFER

The obligation of Acquisition Sub to accept for payment and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(n)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Acquisition Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered shares of Company Common Stock, and may terminate the Offer at any scheduled Expiration Date or amend or terminate the Offer as otherwise permitted by this Agreement, if (i) the Minimum Condition shall not be satisfied by 12:00 midnight, Eastern Time, on the scheduled Expiration Date of the Offer, or (ii) any of the following additional conditions shall not be satisfied:

(a) (i) each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall be accurate in all respects as of the date of this Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded;

(b) each covenant or agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with and performed in all material respects;

(c) since the date hereof, there shall not have been any Company Material Adverse Effect;

(d) the waiting period (or any extension thereof) applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated;

(e) any waiting period applicable to the Offer or the Merger under any applicable foreign antitrust or competition-related Legal Requirement shall have expired or been terminated, and any Consent required under any applicable foreign antitrust or competition-related Legal Requirement in connection with the Offer or the Merger shall have been obtained and shall be in full force and effect;

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(f) Parent and the Company shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b)”” and “(c)” of this Exhibit B have been duly satisfied;

(g) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger or any of the other Contemplated Transactions or the Shareholder Agreements shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Offer or the Merger or any of the other Contemplated Transactions that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other Contemplated Transactions or the Shareholder Agreements, illegal;

(h) there shall not be pending or threatened any Legal Proceeding in which any Governmental Body is or is threatened to become a party: (i) challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other Contemplated Transactions or the Shareholder Agreements; (ii) relating to the Offer, the Merger or any of the other Contemplated Transactions or the Shareholder Agreements and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; (iv) that could materially and adversely affect the right or ability of Parent, or any of the Acquired Corporations, to own the assets or operate the business of any of the Acquired Corporations; or (v) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any shares of Company Common Stock or any material assets as a result of the Offer, the Merger or any of the other Contemplated Transactions;

(i) there shall not have occurred and be continuing: (i) any general suspension of trading in securities on the New York Stock Exchange or The Nasdaq Global Select Market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index); (ii) any declaration by a Governmental Body of a banking moratorium in the United States or in any other jurisdiction in which Parent or any of the Acquired Corporations has material assets or operations, or any suspension of payments in respect of banks in the United States or in any other jurisdiction in which Parent or any of the Acquired Corporations has material assets or operations; or (iii) a commencement of war or armed hostilities (other than a continuation of such wars, conflicts or actions in which the United States armed forces were engaged as of the date of this Agreement) directly involving the United States or any other jurisdiction in which Parent or any of the Acquired Corporations has material assets or operations which constitutes a Company Material Adverse Effect or materially or adversely affects or delays the consummation of the Offer;

(j) no Triggering Event shall have occurred;

(k) the Company shall have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since the date of this Agreement;

(l) neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide any Certification with respect to any Company SEC Documents filed (or required to be filed) with the SEC on or after the date of this Agreement;

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(m) Parent shall have received a Noncompetition Agreement, duly executed by each of Raymon F. Thompson and Larry E. Murphy, in the form provided by Parent to Messrs. Thompson and Murphy, which shall be in full force and effect; and

(n) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and (except for the Minimum Condition) may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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